Exhibit (a)(1)(F)

Amended Offer to Purchase for Cash
any and all Preferred Shares
(including Preferred Shares represented by American Depositary Shares)
at R$45.00 per Preferred Share
of
TELE NORTE LESTE PARTICIPAÇÕES S.A.
by
TELEMAR PARTICIPAÇÕES S.A.

THIS AMENDED OFFER TO PURCHASE AND THE AMENDED LETTER OF TRANSMITTAL REPLACE THE ORIGINAL OFFER TO PURCHASE AND ORIGINAL LETTER OF TRANSMITTAL EACH DATED JUNE 20, 2007. HOLDERS OF PREFERRED SHARES (INCLUDING PREFERRED SHARES UNDERLYING ADSs) THAT ARE THE SUBJECT OF THIS AMENDED OFFER TO PURCHASE SHOULD RELY SOLELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT AND THE AMENDED LETTER OF TRANSMITTAL AND NOT ON THE INFORMATION CONTAINED IN THE ORIGINAL OFFER TO PURCHASE AND ORIGINAL LETTER OF TRANSMITTAL.

ADSs VALIDLY TENDERED PRIOR TO THE DATE HEREOF AND NOT VALIDLY WITHDRAWN CONTINUE TO CONSTITUTE VALID TENDERS FOR PURPOSES OF THIS TENDER OFFER. HOLDERS OF ADSs ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH TENDERED ADSs IN ORDER TO RECEIVE THE INCREASED TENDER OFFER CONSIDERATION OFFERED HEREBY. ANY VALIDLY TENDERED ADSs MAY BE VALIDLY WITHDRAWN UNTIL THE ADS EXPIRATION TIME. ANY PREFERRED SHARES QUALIFIED TO PARTICIPATE IN THE AUCTION DO NOT NEED TO RE-QUALIFY FOR PARTICIPATION IN THE AUCTION.

Telemar Participações S.A. (“TmarPart”), a sociedade anônima organized under the laws of the Federative Republic of Brazil, hereby offers to purchase any and all outstanding preferred shares, no par value, including any and all preferred shares represented by American Depositary Shares (the “ADSs”), of Tele Norte Leste Participações S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (“TNL”), at a price of R$45.00 per preferred share in cash, net of stock exchange and settlement fees, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this amended offer to purchase. This tender offer is being conducted at a fixed price of R$45.00 per preferred share in accordance with U.S. securities laws. As a result, even though, in accordance with applicable Brazilian regulations, TmarPart will purchase the preferred shares tendered in the tender offer through an “auction” (the “Auction”) on the São Paulo Stock Exchange (Bolsa de Valores de São Paulo, or “BOVESPA”), no price setting mechanism will be employed in the Auction.

Holders of ADSs representing preferred shares of TNL may participate in the tender offer by (1) transmitting their ADSs to The Bank of New York, as receiving agent, and instructing the receiving agent to tender the preferred shares underlying those ADSs in the tender offer on their behalf or (2) surrendering their ADSs to The Bank of New York, as ADS depositary, withdrawing the preferred shares underlying the ADSs from the ADS program and participating directly in the tender offer as holders of preferred shares, in which case holders need to allow sufficient time to complete all required steps described in this amended offer to purchase. ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. See “The Tender Offer — Section 3 — Procedures for Participating in the Tender Offer.” Each ADS represents one preferred share of TNL.

This tender offer can be accepted and tendered shares can be withdrawn by holders of ADSs tendering through The Bank of New York, as receiving agent, by 10:00 a.m., New York City time, and holders of preferred shares tendering directly must qualify their preferred shares for the Auction by 6:00 p.m., Brasília time, in each case on October 10, 2007, unless the tender offer is extended or earlier terminated. Holders of preferred shares tendering directly may withdraw their preferred shares until the beginning of the Auction.

At the close of business on September 19, 2007, the price per share of TNL preferred stock traded on BOVESPA was R$40.60. For reference, based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates published by the Central Bank (the “Exchange Rate”), at the close of the business day on September 19, 2007, which was US$1.00 = R$1.8635), R$45.00 is equivalent to approximately US$24.15.

The tender offer is conditioned upon the valid tender of at least two-thirds of the outstanding preferred shares, including preferred shares represented by ADSs, (the “Minimum Condition”) in accordance with the criteria contained in Articles 3(III), 15 and 37 of the Brazilian Securities Commission (Comissão de Valores Mobiliários , or “CVM”) Instruction no. 361. The tender offer is also subject to other conditions. See “The Tender Offer — Section 5 — Conditions to the Tender Offer.”

Questions or requests for assistance may be directed to the U.S. information agent set forth on the back cover of this amended offer to purchase. Additional copies of this amended offer to purchase may also be obtained from the U.S. information agent.

You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. None of TmarPart, its controlling shareholder, its board of directors or any of its affiliates or executive officers makes any recommendation as to whether you should tender your shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This offering document is intended solely for holders of preferred shares of TNL that are U.S. residents and holders of ADSs representing preferred shares of TNL. Separate offering materials in Portuguese for holders of shares that are not U.S. residents have been published in Brazil.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, HAS: (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

September 21, 2007

IMPORTANT INFORMATION

In accordance with applicable Brazilian regulations, TmarPart will purchase the preferred shares tendered in the tender offer through the Auction on the BOVESPA that is currently scheduled to occur at 1:15 p.m., Brasília time on October 11, 2007 (the “Auction Date”). As required by the U.S. securities laws and the rules and regulations promulgated thereunder, preferred shares (including preferred shares underlying ADSs) will only be purchased, subject to the terms and conditions in this amended offer to purchase, at the tender offer price of R$45.00. No price setting mechanism will be employed in the Auction.

Subject to the terms and conditions described herein, unless TmarPart extends or terminates the tender offer, in order to participate in the tender offer, a holder must either: (1) if a holder of ADSs electing to tender preferred shares represented by ADSs through The Bank of New York, as receiving agent, tender such ADSs no later than 10:00 a.m., New York City time (the “ADS Expiration Time”) on October 10, 2007 (such date, as it may be extended by us, the “Expiration Date”), or (2) if a holder of preferred shares, qualify such preferred shares for the Auction no later than 6:00 p.m., Brasília time (the “Share Expiration Time”), on the Expiration Date.

ADSs validly tendered prior to the date hereof and not validly withdrawn will constitute valid tenders pursuant to this amended offer to purchase and the amended letter of transmittal. ADS holders are not required to take any further action with respect to such tendered ADSs in order to receive the offer price of R$45.00 per preferred share.

You may tender all or a portion of the preferred shares (including preferred shares underlying ADSs) of TNL you hold. Upon the terms and subject to the conditions of the tender offer, TmarPart will purchase any and all preferred shares validly tendered and not validly withdrawn. To participate in the tender offer, you must follow the instructions in “The Tender Offer — Section 3 — Procedures for Participating in the Tender Offer.”

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this amended offer to purchase and may not contain all of the information that is important to you. You should read carefully the remainder of this amended offer to purchase and, if you are tendering ADSs, the amended letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this amended offer to purchase and the amended letter of transmittal.

In this amended offer to purchase, references to “we”, “us”, “our”, “the Company” or “TmarPart” are to Telemar Participações S.A. and its consolidated subsidiaries as a combined entity, except where it is clear that such term refers only to TmarPart the parent company; references to “TNL” are to Tele Norte Leste Participações S.A. and its consolidated subsidiaries as a combined entity, except where it is clear that such term refers only to TNL the parent company; and references to “Tmar” are to Telemar Norte Leste S.A. and its consolidated subsidiaries as a combined entity. References to TmarPart’s “controlling shareholders” are to BNDES Participações S.A. — BNDESPar, Asseca Participações S.A., L.F. Tel S.A. and AG Telecom Participações S.A. collectively as a group. References to “real”, “reais” or “R$” are to the legal currency of Brazil, and references to “U.S. dollars” or “US$” are to the legal currency of the United States.

Questions or requests for assistance may be directed to the U.S. information agent set forth on the back cover of this amended offer to purchase.

The Tender Offer:  We hereby offer to purchase any and all preferred shares, including preferred shares represented by American Depositary Shares (“ADSs”), of TNL at a price of R$45.00 per preferred share in cash, net of the stock exchange and settlement fees described in this amended offer to purchase, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this amended offer to purchase.

Holders of ADSs representing preferred shares of TNL may participate in the tender offer by (1) transmitting their ADSs to The Bank of New York, as receiving agent, and instructing the receiving agent to tender the preferred shares underlying those ADSs in the tender offer on their behalf or (2) surrendering their ADSs to The Bank of New York, as ADS depositary, withdrawing the preferred shares underlying the ADSs from the ADS program and participating directly in the tender offer as holders of preferred shares, in which case holders need to allow sufficient time to complete all required steps described in this amended offer to purchase. ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. See “The Tender Offer — Section 3 — Procedures for Participating in the Tender Offer.” Each ADS represents one preferred share of TNL.

For reference, based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates published by the Central Bank (the “Exchange Rate”), at the close of the business day on September 19, 2007, which was US$1.00 = R$1.8635), R$45.00 is equivalent to approximately US$24.15.

Conditions:  The tender offer is conditioned upon the valid tender of at least two-thirds of the outstanding preferred shares, including preferred shares represented by ADSs (the “Minimum Condition”), held by public shareholders (as defined below) in accordance with the criteria contained in Articles 3(III), 15 and 37 of the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) Instruction no. 361. Our obligation to consummate the purchase of preferred shares in the tender offer is also subject to the other conditions set forth in “The Tender Offer — Section 5 — Conditions to the Tender Offer.”

Proration:  The tender offer will not be subject to proration. If the Minimum Condition is satisfied, and the other conditions set forth herein are either satisfied or waived by us, we will purchase any and all preferred shares tendered in the offer.

Expiration Date:  Subject to the exceptions and conditions described in this amended offer to purchase, the tender offer will expire (1) for ADS holders electing to tender preferred shares represented by ADSs through The Bank of New York, as receiving agent, at 10:00 a.m., New York City time (the “ADS Expiration Time”), on October 10, 2007 (such date, as it may be extended by us, the “Expiration Date”), and (2) for holders of preferred shares, at 6:00 p.m., Brasília time (the “Share Expiration Time”), on the Expiration Date, in each case unless the tender offer is extended or earlier terminated. In accordance with applicable Brazilian regulations, the preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through an “auction” the (“Auction”) on the São Paulo Stock Exchange (Bolsa de Valores de São Paulo, or “BOVESPA”) that is currently scheduled to occur at 1:15 p.m., Brasília time, one business day after the Expiration Date (the “Auction Date”). There will be no price setting mechanism employed in the Auction.

Procedures for Participating in the Tender Offer:  The procedures for electing to tender your preferred shares differ depending on whether you hold ADSs representing preferred shares or you hold preferred shares directly. You should follow the instructions for your particular circumstances set forth under “The Tender Offer — Section 3 — Procedures for Participating in the Tender Offer.” All holders wishing to tender their preferred shares or ADSs must allow sufficient time for the completion of all required steps described in this amended offer to purchase before the Share Expiration Time or ADS Expiration Time, as applicable. There will be no guaranteed delivery process available to tender preferred shares or ADSs.

Withdrawal:

Preferred Shares:  For a withdrawal to be effective, the broker that has been instructed to tender your preferred shares in the Auction described in “The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares” must withdraw the order to tender those preferred shares before the beginning of the Auction on the Auction Date. Holders of preferred shares are not required to participate in the tender offer merely because they have qualified to participate in the Auction. However, if a shareholder wishes to withdraw the tender of its preferred shares, it is the responsibility of such shareholder to ensure that the broker that has been instructed to tender its preferred shares receives instructions to withdraw the tender of those preferred shares before the beginning of the Auction.

ADSs:  An ADS holder tendering through The Bank of New York, as receiving agent, is entitled to withdraw the order to sell preferred shares underlying ADSs up until the ADS Expiration Time, on the Expiration Date. Please note that if you are an ADS holder and you wish to be able to withdraw up until the beginning of the Auction on the Auction Date, you will need to surrender your ADSs to The Bank of New York, as ADS depositary, withdraw the preferred shares underlying the ADSs and participate directly in the tender offer as a holder of preferred shares by following the instructions in “The Tender Offer — Section 3 — Procedures for Participating in the Tender Offer — Holders of ADSs — Direct Participation in the Tender Offer.” ADS holders electing to participate directly in the tender offer must allow sufficient time for the completion of all required steps described in this amended offer to purchase before the Share Expiration Time, on the Expiration Date. See “The Tender Offer — Section 4 — Withdrawal Rights.”

For your convenience, please find additional detail on the tender offer below in a question and answer format, including additional detail on the procedures for tendering your preferred shares or ADSs.

Who is offering to purchase my shares?	Telemar Participações S. A., a sociedade anônima organized under the laws of the Federative Republic of Brazil, is offering to purchase any and all preferred shares, including preferred shares represented by ADSs, of TNL. As of September 19, 2007, TmarPart owned 53.8% of TNL’s outstanding common shares (excluding treasury shares) and none of TNL’s outstanding preferred shares. See “Special Factors — Background of the Tender Offer,” “Special Factors — Interests of Certain Persons in the Tender Offer; Security Ownership; Transactions and Arrangements Concerning the Shares and ADSs” and “The Tender Offer — Section 11 — Certain Information About TmarPart.”

What is the purpose of the tender offer?	Through this tender offer, TmarPart is attempting to acquire all of the preferred shares of TNL. We believe that TmarPart’s ownership of 100% of the preferred shares of TNL would result in a number of benefits to both TmarPart and TNL, including greater operating and financing flexibility with respect to their relationship with each other and the simplification of their capital structure.

How much are you offering to pay?	The purchase price in the tender offer will be R$45.00 per preferred share validly tendered and not validly withdrawn. For reference, the purchase price is equivalent to approximately US$24.15 per ADS based on the Exchange Rate at September 19, 2007. Upon the terms and subject to the conditions of the tender offer, we will pay this purchase price in cash, net of the stock exchange and settlement fee described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose preferred shares are purchased in the tender offer and each holder of ADSs representing preferred shares purchased in the tender offer must pay a combined fee to the BOVESPA and the Brazilian Settlement and Custody Company (the Companhia Brasileira de Liquidação e Custódia, “CBLC”) in an amount equal to 0.035% of the purchase price paid by TmarPart to that holder and any applicable brokerage fees.

ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. ADS holders should be aware that currency exchange rates in effect at the time of payment of any such cash compensation may be different than exchange rates in effect at the time of the publication of this amended offer to purchase or the time of the completion of the tender offer and may therefore affect the U.S. dollar value of such cash compensation.

Is there a minimum number of shares that must be tendered for you to purchase any securities?	Yes. The tender offer is conditioned upon the Minimum Condition, which requires the tender of at least two-thirds of the outstanding preferred shares, including preferred shares represented by ADSs, held by public shareholders in accordance with the criteria contained in Articles 3(III), 15 and 37 of CVM Instruction no. 361. Any preferred shares held directly by our controlling shareholders (as disclosed on Schedule 1-B hereto) tendered in the tender offer will not be counted for purposes of determining the satisfaction of the Minimum Condition. See “The Tender Offer — Section 1 — Terms of the Tender Offer and Expiration Date.”

How many shares will you purchase?	We will purchase any and all preferred shares (including preferred shares represented by ADSs) of TNL that are validly tendered and not validly withdrawn, upon the terms and subject to the conditions of the tender offer.

Will tendered shares be subject to proration?	No. Because of the Minimum Condition, the tendered shares will not be subject to proration.

Under the rules of the CVM, if more than one-third but less than two-thirds of the outstanding preferred shares (including preferred shares represented by ADSs) held by shareholders other than (1) TmarPart and its affiliates, including the controlling shareholders and (2) officers or members of the Board of Directors or Fiscal Council (Conselho Fiscal) of TNL (“public shareholders”) prior to commencement of the tender offer are validly tendered and not validly withdrawn, we would only be permitted to purchase up to one-third of the shares of that class held by public shareholders.

As such, TmarPart has included the Minimum Condition so that, subject to satisfaction of the Minimum Condition and the other terms and conditions as described in this amended offer to purchase, we may purchase any and all preferred shares (including preferred shares represented by ADSs) of TNL that are validly tendered and not validly withdrawn.

See “The Tender Offer — Section 1 — Terms of the Tender Offer and Expiration Date.”

Do you have the financial resources to pay for the shares?	TmarPart has secured a commitment for financing to complete the tender offer, which is subject to substantially the same conditions as this tender offer plus customary documentation conditions. As a result, the tender offer is not conditioned upon the receipt of financing by TmarPart.

The tender offer financing requires TmarPart to repay 17% of the aggregate amount borrowed (or a greater percentage in certain circumstances, see “The Tender Offer — Section 6 — Source and Amount of Funds”) on or before the Initial TNL Funding Date (as such term is defined herein). This amount is required to be paid from cash on hand and not from the proceeds of any debt incurrence or equity offering. TmarPart intends to fund this amortization payment through a dividend by TNL.

The tender offer financing also requires TmarPart to repay another 30% (or less if more than 17% has been paid on the first principal payment date) of the aggregate amount borrowed on or before the date 12 months after the Initial TNL Funding and another 25% of the aggregate amount borrowed on or before the date 18 months after the Initial TNL Funding Date.

See “The Tender Offer — Section 6 — Source and Amount of Funds” for more information on the tender offer financing and see “The Tender Offer — Section 10 — Certain Information About TNL” for more information on the dividend.

Is your financial condition relevant to my decision whether to tender in this offer?	We do not think our financial condition is relevant to your decision whether to tender your preferred shares (including preferred shares represented by ADSs) in the tender offer because (a) the offer is being made for any and all of the outstanding preferred shares (including preferred shares represented by ADSs), (b) the offer is solely for cash and (c) the offer is not subject to any financing condition.

Are there any conditions to the tender offer?	Yes, our obligation to consummate the purchase of preferred shares (including preferred shares represented by ADSs) in the tender offer is subject to the Minimum Condition and the other terms and conditions set forth in this amended offer to purchase. See “The Tender Offer — Section 5 — Conditions to the Tender Offer.”

What shares are being sought in the tender offer?	We are offering to purchase any and all preferred shares, including preferred shares represented by ADSs, of TNL held by shareholders (including our controlling shareholders) other than TmarPart and certain of its affiliates (including shares held by officers and members of the Board of Directors and Fiscal Council of TNL). Any preferred shares held directly by our controlling shareholders (as disclosed on Schedule 1-B hereto) tendered in the tender offer will not be counted for purposes of determining the satisfaction of the Minimum Condition. However, this offering document is intended solely for holders of preferred shares of TNL that are U.S. residents and for holders of ADSs representing preferred shares of TNL.

Separate offering materials in Portuguese for holders of preferred shares of TNL that are not U.S. residents have been published in Brazil as required under Brazilian law.

Do I have appraisal rights with respect to the tender offer?	There are no appraisal or similar rights available in connection with the tender offer.

However, if the tender offer is successfully completed, we will have acquired more than two-thirds of the preferred shares (including preferred shares represented by ADSs) held by public shareholders prior to commencement of the tender offer. As such, any holder of preferred shares or ADSs will have the right, for the three-month period immediately following the Auction Date, to require us to purchase its shares for cash (the “shareholder put right”) at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial-TR (“BTR”) and net of certain fees, as described herein.

The BTR is a monthly index, calculated on the basis of interest rates for deposits at Brazilian banks, published by the Brazilian Central Bank (Banco Central do Brasil, or “Central Bank”), which, for reference, was approximately 0.0472% as of September 18, 2007.

See “Special Factors — Certain Rights of Shareholders Following the Tender Offer — Shareholder Put Right.”

If I decide not to tender, how will consummation of the tender offer affect my shares or ADSs?	Our purchase of the preferred shares (including preferred shares represented by ADSs) in this tender offer may substantially reduce the number of preferred shares and ADSs that are publicly traded and may reduce the number of holders of preferred shares and ADSs. Such reductions in publicly traded shares and ADSs and in the numbers of holders thereof would likely adversely affect the liquidity, marketability and market value of the preferred shares and the ADSs. See “Special Factors — Certain Effects of the Tender Offer.”

Will TNL be delisted or deregistered in Brazil following the completion of the tender offer?	Following the completion of the tender offer, it is anticipated that TNL will continue as a publicly traded company and listed company in Brazil and that TNL will continue to be obligated to make filings with the CVM and to comply with CVM’s rules applicable to reporting companies.

See “Special Factors — Certain Effects of the Tender Offer.”

Will TNL be delisted or deregistered in the United States following the completion of the tender offer?	Following the completion of the tender offer, it is anticipated that TNL will continue its deposit agreement and that the ADSs will continue to be listed on the New York Stock Exchange (“NYSE”). The ADSs and preferred shares will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and TNL will continue to make filings with the Securities and Exchange Commission (“SEC”) and to comply with the SEC’s rules applicable to reporting companies.

See “Special Factors — Certain Effects of the Tender Offer.”

How do I tender the preferred shares underlying my ADSs?	An ADS holder may tender the preferred shares underlying its ADSs through The Bank of New York, as receiving agent, no later than the ADS Expiration Time, on the Expiration Date, in accordance with the instructions set forth in “The Tender Offer — Section 3 — Procedures for Participating in the Tender Offer” and the accompanying amended letter of transmittal. The receiving agent will then contact a broker authorized to conduct trades on the BOVESPA to tender the preferred shares underlying the ADSs in the Auction, as described in “The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares,” and if such preferred shares are accepted for purchase in the Auction, those ADSs will be cancelled.

After purchase by us of the preferred shares underlying the ADSs tendered through the receiving agent and receipt of payment of the consideration for those shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$45.00 per preferred share or per ADS (for reference, equivalent to approximately US$24.15 per ADS based on the Exchange Rate at September 19, 2007), net of (1) a fee of up to US$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price, payable to the BOVESPA and CBLC, as described in “The Tender Offer — Section 1 — Terms of the Tender Offer and Expiration Date,” and (3) the holder’s pro rata portion of the fee or commission charged by the receiving agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

As an alternative to tendering the preferred shares underlying its ADSs through the receiving agent, an ADS holder may also surrender its ADSs, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares. To do so, the ADS holder must surrender to The Bank of New York, as ADS depositary, the ADSs representing preferred shares that it wishes to tender, pay a fee to the depositary in the amount of up to US$5.00 per 100 ADSs or portion thereof for the cancellation of those ADSs and pay any taxes or governmental charges payable in connection with its withdrawal of the shares from the ADS program. If an ADS holder surrenders ADSs and receives preferred shares, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00, as amended, of the Brazilian National Monetary Council (Conselho Monetário Nacional, “CMN”). After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of shares registered at CBLC. The holder will need to take these steps in sufficient time to allow its Brazilian representative to tender on its behalf no later than the Share Expiration

Time, on the Expiration Date, in the manner described in this amended offer to purchase.

A beneficial owner of ADSs registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See “The Tender Offer — Section 3 — Procedures for Participating in the Tender Offer.”

How do I tender my preferred shares?	If you hold preferred shares directly, to participate in the tender offer, you must, no later than the Share Expiration Time, on the Expiration Date, (1) contact a broker authorized to conduct trades on the BOVESPA, (2) present certain required documentation and (3) ask the broker to tender your shares in the Auction on your behalf. To tender your shares, your broker must, no later than 12:00 p.m., Brasília time, on the Auction Date, present a sell order on your behalf through the BOVESPA’s Megabolsa electronic trading system.

If you have invested in shares of TNL under Resolution No. 2,689/00 of the CMN (which are registered at CBLC), you should ask your Brazilian representative for purposes of Resolution No. 2,689/00 to contact such a broker on your behalf.

Preferred shares held through Banco Itaú S.A., TNL’s transfer agent (the “Transfer Agent”), are not registered at CBLC. Holders of preferred shares held through the Transfer Agent should therefore ask the broker they contact to request the transfer of their shares to the custody of CBLC in order to enable the broker to tender the shares in the Auction on their behalf. It is your responsibility to contact a broker sufficiently in advance of the Share Expiration Time, on the Expiration Date, to ensure that the Transfer Agent can transfer your shares to the custody of CBLC before the Share Expiration Time, on the Expiration Date.

Any holder that does not know whether it holds its shares through CBLC or the Transfer Agent should ask its custodian, representative, broker or other nominee.

A beneficial owner of preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See “The Tender Offer — Section 3 — Procedures for Participating in the Tender Offer.”

Does TmarPart think this tender offer is fair to TNL shareholders?	Yes, we and our controlling shareholders believe the tender offer is substantively and procedurally fair to unaffiliated holders of preferred shares and ADSs. See “Special Factors — Position of TmarPart Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs.”

What does the Board of Directors of TNL think of the tender offer?	TNL is a Brazilian company and, as such, Brazilian law governs the duties and obligations of TNL’s Board of Directors. Brazilian law does not impose any fiduciary or other duty or obligation on TNL or TNL’s Board of Directors to approve or disapprove the tender offer or to make any recommendation in connection with the tender offer. Accordingly, the Board of Directors of TNL has not approved, disapproved or made any recommendation with respect to this tender offer.

At a meeting held on August 17, 2007 the Board of Directors of TNL decided that TNL would continue to express no opinion with respect to the tender offer.

See “Special Factors — Position of TNL’s Board of Directors Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs” for more information.

Can the tender offer be extended and under what circumstances?	Yes. Subject to applicable rules and regulations of the CVM and SEC, we may extend the tender offer at any time and for any reason, including if, at the time the tender offer is scheduled to expire (including at the end of an earlier extension), any of the tender offer conditions are not satisfied (or waived by us) or if we are required to extend the tender offer by the rules of the CVM or SEC. During any extension of the tender offer, all preferred shares (including preferred shares represented by ADSs) validly tendered and not validly withdrawn will remain subject to the terms of the tender offer, including the right of a tendering holder to withdraw its shares from the tender offer. See “The Tender Offer — Section 1 — Terms of the Tender Offer and Expiration Date” and “— Section 3 — Procedures for Participating in the Tender Offer.”

How will you notify me if you extend the tender offer?	If we decide to extend the period of time during which the tender offer is open and thereby delay acceptance for purchase of and payment for tendered shares, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next day after the Expiration Date, as required under the Exchange Act.

When will you pay for the shares purchased in the tender offer?	The preferred shares that we purchase in the tender offer will be purchased through the Auction on the BOVESPA that is scheduled to occur at 1:15 p.m., Brasília time, on the Auction Date, one business day after the Expiration Date. We will pay for shares accepted for purchase in the tender offer on the third business day after the Auction, in accordance with the rules established by CBLC. As promptly as practicable after receipt of the payment in respect of ADSs representing preferred shares purchased in the tender offer, The Bank of New York, as receiving agent, will convert the proceeds of such payment into U.S. dollars and will distribute the proceeds to the holders of such ADSs. See “The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

Will I have to pay fees or brokerage commissions if I tender my shares?	Each shareholder that tenders preferred shares directly must pay a combined fee to the BOVESPA and CBLC in an amount equal to 0.035% of the purchase price paid by TmarPart to that holder. In addition, the broker that tenders preferred shares on behalf of a shareholder in the Auction may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. See “Introduction.”

If you are an ADS holder participating in the tender offer through The Bank of New York, as receiving agent, you will pay (1) a fee of up to US$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares actually purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the BOVESPA and CBLC, as described above, and (3) your pro rata portion of the fee or commission charged by the receiving agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. Because the purchase price will be paid in Brazilian reais, you will also pay the expenses for converting Brazilian reais to U.S. dollars. These fees and expenses will be deducted from the proceeds received by the holder. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

If you are an ADS holder and elect to surrender your ADSs to The Bank of New York, as ADS depositary, withdraw the preferred shares underlying your ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, you will pay (1) a fee of up to US$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs you surrender, (2) the combined fee of 0.035% of the purchase price payable to the BOVESPA and CBLC, as described above, and (3) any fee or commission charged by your broker. In addition, you must pay any taxes or governmental charges payable in connection with the cancellation of your ADSs.

What is the market value of the preferred shares?	On September 19, 2007, the last reported closing price of the preferred shares on the BOVESPA was R$40.60 per preferred share.

What are the U.S. federal income tax and Brazilian tax consequences if I tender my shares?	The receipt of cash in exchange for preferred shares, including preferred shares represented by ADSs, pursuant to the tender offer or the exercise of the shareholder put right will generally give rise to gain or loss for U.S. federal and Brazilian income tax purposes. See “The Tender Offer — Section 7 — “Tax Consequences.”

What was the result of the Tmar Tender Offer?	On July 24, 2007, TmarPart successfully completed an auction on the BOVESPA for approximately 10.1 million TMAR5 preferred shares of Tmar at R$67.50 (the “Tmar Tender Offer”).

Whom may I contact if I have questions about the tender offer?	You may contact the following U.S. information agent for information regarding this amended offer to purchase or the tender offer:

1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
U.S.A.
In the United States, call: 800-398-2816 (toll-free)
Outside the United States, call: +201.806.2234 (collect)

If you are an ADS holder and you have questions about how to participate in the tender offer through the receiving agent, you should contact the U.S. information agent above.

INTRODUCTION

TmarPart hereby offers to purchase any and all outstanding preferred shares, no par value, including any and all preferred shares represented by ADSs, of TNL, at a price of R$45.00 per preferred share in cash, net of stock exchange and settlement fees, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this amended offer to purchase.

ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. For reference, based on the Exchange Rate at September 19, 2007, R$45.00 is equivalent to approximately US$24.15.

Subject to the terms and conditions described herein, unless the tender offer is extended or earlier terminated, in order to participate in the tender offer, a holder must either: (1) if a holder of ADSs electing to tender preferred shares represented by ADSs through The Bank of New York, as receiving agent, tender such ADSs no later than the ADS Expiration Time on the Expiration Date, and (2) if a holder of preferred shares, qualify such preferred shares for the Auction no later than the Share Expiration Time on the Expiration Date.

In accordance with applicable Brazilian regulations, the preferred shares tendered in the tender offer will be purchased through the Auction on the BOVESPA that is currently scheduled to occur at 1:15 p.m., Brasília time on the Auction Date, one business day after the Expiration Date. No price setting mechanism will be employed in the Auction.

Each shareholder that tenders shares in the tender offer and each ADS holder for which the receiving agent tenders preferred shares underlying ADSs will be required to pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by TmarPart to that holder. This fee will be deducted from the proceeds received by that holder.

A beneficial owner that has preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender preferred shares and may be charged a fee or commission by that person for tendering preferred shares in the tender offer. In addition, the broker that tenders preferred shares on behalf of any shareholder in the Auction, as described in “The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares,” may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. ADS holders participating in the tender offer by tendering the preferred shares underlying their ADSs through the receiving agent must pay the fees, taxes and charges described in “The Tender Offer — Section 3 — Procedures for Participating in the Tender Offer.”

The purchase price received by holders of preferred shares or ADSs participating in the tender offer may be subject to applicable Brazilian withholding taxes. See “The Tender Offer — Section 7 — Tax Consequences — Brazilian Tax Consequences.”

The tender offer is conditioned upon the Minimum Condition, which requires the tender of at least two-thirds of the outstanding preferred shares held by public shareholders, including preferred shares represented by ADSs, in accordance with the criteria contained in Articles 3(III), 15 and 37 of CVM Instruction no. 361, and the other terms and conditions set forth in this amended offer to purchase. See “The Tender Offer — Section 5 — Conditions to the Tender Offer.” The tender offer will not be subject to proration. If the Minimum Condition is satisfied and the other conditions set forth herein are either satisfied or waived by us, TmarPart will purchase any and all preferred shares tendered in the offer, as described in “The Tender Offer — Section 1 — Terms of the Tender Offer and Expiration Date.”

Through this tender offer, TmarPart is attempting to acquire all of the preferred shares of TNL. We believe that TmarPart’s ownership of 100% of the preferred shares of TNL would result in a number of benefits to both TmarPart and TNL, including greater operating and financing flexibility with respect to their relationship with each other and the simplification of their capital structure.

This amended offer to purchase and the documents incorporated by reference in this amended offer to purchase contain forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the tender offer and our actions after its completion or termination, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, the satisfaction of the conditions to the tender offer, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy with respect to TNL after the completion of the tender offer.

Our forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect new information or future developments. You should not place undue reliance on forward-looking statements contained in this amended offer to purchase.

This amended offer to purchase and the related amended letter of transmittal contain important information that you should read before making any decision in connection with the tender offer.

SPECIAL FACTORS

Background of the Tender Offer

As of September 19, 2007, TmarPart owned 53.8% of TNL’s outstanding common shares (excluding treasury shares) and none of TNL’s outstanding preferred shares.

TmarPart and its controlling shareholders regularly review strategic options regarding TmarPart’s investment in TNL. For instance, in September 2006, TmarPart proposed to carry out a corporate transaction under Brazilian corporate law know as an incorporação de ações or a “stock swap.” If the stock swap were completed, TNL shareholders, other than TmarPart, would have exchanged their TNL shares for newly issued TmarPart common shares, which would have caused TNL to become a wholly-owned subsidiary of TmarPart. However, because the stock swap was not approved by a sufficient number of minority shareholders in accordance with Brazilian law, the stock swap was not consummated.

On April 10, 2007, TmarPart issued a Statement of Material Fact stating that its Board of Directors would discuss a proposal to conduct the tender offer at a meeting to be held on April 20, 2007. On April 17, 2007, at a Prior Meeting, the controlling shareholders of TmarPart resolved to instruct the members of the TmarPart Board of Directors appointed by them, who represent a majority of the Board of Directors, to vote in favor of the proposal to carry out this tender offer and the Tmar Tender Offer.

On April 20, 2007, the Board of Directors of TmarPart approved the proposal to carry out this tender offer and the Tmar Tender Offer. TmarPart’s Board of Directors also approved the nomination of N M Rothschild & Sons (Brasil) Ltda. (“Rothschild”) as its financial advisor regarding the tender offer process.

On June 20, 2007, TmarPart commenced a tender offer to purchase any and all preferred shares of TNL (including preferred shares represented by ADSs) at a price of R$35.09 per preferred share, pursuant to the original offer to purchase, dated June 20, 2007 (the “original offer to purchase”). The tender offer pursuant to the original offer to purchase was originally scheduled to expire on July 23, 2007, with an auction on the BOVESPA to take place on July 24, 2007.

On July 20, 2007, the Board of Directors of TmarPart announced an extension of the tender offer under the original offer to purchase until August 13, 2007, with an auction on the BOVESPA to take place on August 14, 2007.

The Tmar Tender Offer was successfully completed on July 24, 2007. Through the Tmar Tender Offer, TmarPart purchased approximately 10.1 million TMAR5 preferred shares at a price of R$67.50 per share.

On August 1, 2007, the Board of Directors of TmarPart announced, as clarified by the Board of Directors’ announcement on August 13, 2007, that, if it was able to negotiate an increase to the requisite financing for the tender offer, TmarPart would increase the offer price to R$45.00 per preferred share. On August 13, 2007, the Board of Directors of TmarPart also announced an extension of the tender offer until September 5, 2007, with an auction on the BOVESPA to take place on September 6, 2007. On August 31, 2007, the Board of Directors of TmarPart announced an extension of the tender offer until September 24, 2007, with an auction on the BOVESPA to take place on September 25, 2007.

On September 20, 2007, TmarPart secured the additional financing necessary to increase the price to R$45.00 per preferred share and increased the price pursuant to the terms and conditions of this amended offer to purchase. Pursuant to this amended offer to purchase, TmarPart also extended the tender offer until October 10, 2007, with the Auction to take place on October 11, 2007. This amended offer to purchase amends and restates the original offer to purchase.

Purpose of and Reasons for the Tender Offer; Plans for TNL Following the Tender Offer

Purpose of and Reasons for the Tender Offer

Through this tender offer, TmarPart is attempting to acquire all of the preferred shares of TNL. We believe that TmarPart’s ownership of 100% of the preferred shares of TNL would result in a number of benefits to both TmarPart and TNL, including greater operating and financing flexibility with respect to their relationship with each other and the simplification of their capital structure.

Under applicable CVM rules, since we are offering to acquire any and all preferred shares (including preferred shares represented by ADSs), we are required to do so by means of a tender offer conducted in accordance with those rules. For this reason, we did not consider any alternative means to attempt to acquire all of the preferred shares.

Plans for TNL Following the Tender Offer

We plan to retain the securities acquired and continue operating TNL as a going concern under our control for the foreseeable future and have no current plans of disposing of either the entire company or our interest in it or of causing the liquidation of TNL at any time in the foreseeable future. Thus, unless we conduct another transaction in an attempt to acquire such preferred shares, we do not anticipate that holders of preferred shares or ADSs that do not participate in this tender offer will have an opportunity in the foreseeable future to dispose of their preferred shares or ADSs other than in open market transactions or in private transactions, with all the costs customarily associated with such sales or transactions.

Following the tender offer, regardless of the outcome, we will continue to control TNL, and we expressly reserve the right to make any changes to its operation and management that we may deem necessary or appropriate in light of future developments. In addition, we regularly review acquisition opportunities in the telecommunications industry and may pursue such opportunities when appropriate.

Following the completion of the tender offer, it is anticipated that TNL will continue as a publicly traded company and listed company in Brazil and TNL will continue to be obligated to make filings with the CVM and to comply with CVM’s rules applicable to reporting companies. It is also anticipated that TNL will continue its deposit agreement and the ADSs will continue to be listed on the NYSE and the ADSs and preferred shares will continue to be registered and the Exchange Act and TNL will continue make filings with the SEC and to comply with the SEC’s rules applicable to reporting companies. See “— Certain Effects of the Tender Offer.”

Certain Effects of the Tender Offer

TmarPart currently owns 53.8% of the total number of TNL’s common shares (excluding treasury shares) and 0% preferred shares, which taken as a whole, represents an approximate 17.9% interest in the net book value and a 17.9% interest in the net earnings of TNL, or the equivalent of approximately US$778.0 million (based on the 2006 end-of-year exchange ratio, US$1.00 = R$2.1380) in net book value and US$104.1 million (based on the 2006 average exchange ratio, US$1.00 = R$2.1499) in net earnings for the year ended December 31, 2006. If all holders of preferred shares (including preferred shares represented by ADSs) not owned by TmarPart tender their preferred shares into the tender offer, TmarPart will own 100% of TNL’s outstanding preferred shares, and TmarPart’s interest in TNL’s net book value and net earnings will increase to 84.6%, or the equivalent of approximately US$3,671.0 million in net book value and US$491.1 million in net earnings for the year ended December 31, 2006.

Effects in Brazil

Market for Shares, Deregistration and Delisting

It is anticipated that TNL will continue as a publicly traded, listed company in Brazil and that TNL will continue to be obligated to make filings with the CVM and to comply with CVM’s rules applicable to reporting companies. However, it is possible that following completion of the tender offer, the number of holders of preferred shares may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the preferred shares in Brazil. Depending upon the number of shares purchased in the tender offer, the tender offer will likely adversely affect the liquidity and market value of any shares held by public shareholders after the tender offer is completed.

Brazilian Tax Consequences

The exchange of cash for preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer will not result in any material Brazilian income tax consequences for TmarPart or TNL. The exchange of preferred shares (including preferred shares represented by ADSs) for cash pursuant to the tender offer or exercise of the shareholder put right could give rise to a gain or loss for Brazilian tax purposes. See “The Tender Offer — Section 7 — Tax Consequences — Brazilian Tax Consequences.”

Effects in United States

Market for ADSs

It is possible that following completion of the tender offer, the number of holders of ADSs may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the ADSs. Depending upon the number of preferred shares and ADSs purchased in the tender offer, the tender offer will likely adversely affect the liquidity and market value of any ADSs held by the public after the tender offer is completed. If TmarPart should decide to cause TNL to terminate the deposit agreement governing the ADSs and to delist the ADSs from the NYSE, then there will be no public market for any remaining outstanding ADSs of TNL.

Termination of Deposit Agreement and Delisting in the United States

Following the completion of the tender offer, it is anticipated that TNL will continue its deposit agreement and that the ADSs will continue to be listed on the NYSE. However, if less than 600,000 ADSs remain outstanding after completion of the tender offer, the NYSE will suspend the trading of the ADSs, and will proceed to discontinue the listing of the ADSs and the preferred shares on the NYSE.

We do not currently intend to terminate TNL’s ADS program or delist from the NYSE. However, in view of the effects described above, an ADS holder that does not tender the preferred shares underlying its ADSs through The Bank of New York, as receiving agent, and does not exercise the shareholder put right, if available, may experience a material decrease in the liquidity and market value of its ADSs after the tender offer is completed.

Deregistration Under the Exchange Act

The ADSs and the preferred shares underlying the ADSs are currently registered with the SEC under the Exchange Act. The purchase of preferred shares pursuant to the tender offer may result in the ADSs’ and the underlying preferred shares’ becoming eligible for deregistration under the Exchange Act. Registration of the ADSs and the preferred shares underlying the ADSs may be terminated by TNL upon application to the SEC if the following qualifications are met: (i) the outstanding ADSs are not listed on a national securities exchange and (ii) there are fewer than 300 U.S. holders of ADSs and preferred shares. Currently, the ADSs are listed on the NYSE, which is a national securities exchange. If the ADSs are delisted, the ADSs will no longer be listed on a national securities exchange. We believe that there are currently more than 300 U.S. holders of ADSs and preferred shares. Following completion of the tender offer, we will cause TNL to undertake a detailed analysis of the number of U.S. holders of ADSs and preferred shares to determine whether there are fewer than 300 U.S. holders in accordance with the SEC’s rules. The SEC has also adopted new rules that would make it easier to terminate the registration of the ADSs and the underlying preferred shares under the Exchange Act based on trading volume that will be in effect following the completion of the tender offer. It is possible that following completion of the tender offer, the number of holders of ADSs may be so small that there will no longer be an active public trading market for the ADSs; should we determined to deregister TNL under the Exchange Act, we will undertake the necessary analysis to determine if TNL qualifies for deregistration under the new rules.

Termination of registration of the ADSs and the preferred shares underlying the ADSs under the Exchange Act would reduce the information required to be furnished by TNL to holders of its securities and to the SEC and would make certain provisions of the Exchange Act, such as the requirement to file annual reports with the SEC, no longer applicable with respect to TNL.

In addition, if the ADSs and the underlying preferred shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to TNL for any future transaction we might undertake. Furthermore, the ability of “affiliates” of TNL and persons holding “restricted securities” of TNL to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.

We do not currently intend to cause TNL to apply for termination of the registration of the ADSs and the underlying preferred shares under the Exchange Act following completion of the tender offer, even if the requirements for termination of registration under the Exchange Act are met. However, we may consider this option at a later time.

United States Federal Income Tax Consequences

The receipt of cash in exchange for preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer or exercise of the shareholder put right will generally give rise to gain or loss for U.S. federal income tax purposes. See “The Tender Offer — Section 7 — Tax Consequences — United States Federal Income Tax Consequences.”

Effect of the Tender Offer on Unaffiliated Shareholders

As described under “— Position of TmarPart Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs,” the transaction would have a positive effect on unaffiliated holders whose preferred shares (including preferred shares represented by ADSs) are purchased in the tender offer or pursuant to any exercise of the shareholder put right in that they will have received a fair price, at a premium to market prices for the past 12 months, in cash, for their shares. Those selling holders would have the potential detriment of no longer participating in the future earnings and potential growth of the business of TNL and would have no ongoing rights as holders of TNL’s securities. The tender offer financing requires TmarPart to repay 17% of the aggregate amount borrowed (or a greater percentage in certain circumstances, see “The Tender Offer — Section 6 — Source and Amount of Funds”) on or before the date four months after the date of borrowing to fund the tender offer. This amount is required to be paid from cash on hand and not from the proceeds of any debt incurrence or equity offering. TmarPart intends to fund this amortization payment through a dividend by TNL. See “The Tender Offer — Section 10 — Certain Information About TNL.” Unaffiliated holders that do not sell their preferred shares (including preferred shares represented by ADSs) would continue to participate in the future earnings and potential growth of the business TNL and would have continuing rights as holders of TNL’s securities. Holders that do not sell their preferred shares (including preferred shares represented by ADSs) in the tender offer would also continue to bear the risk of any losses incurred in the operation of TNL’s business going forward and of any decreases in the value of TNL.

Certain Rights of Shareholders Following the Tender Offer

No Appraisal Rights

Holders will not have appraisal or similar rights in connection with the tender offer. However, under certain circumstances that are described below, a holder that has not sold its preferred shares (including preferred shares represented by ADSs) will have the right, following completion of the tender offer, to require us to purchase its shares at the tender offer price plus an adjustment at the monthly BTR and net of certain fees, as described herein. No provision has been made to grant unaffiliated shareholders access to the corporate files of TmarPart or to obtain counsel or appraisal services at the expense of TmarPart in relation to the tender offer.

Shareholder Put Right

Under the rules of the CVM, upon successful completion of the tender offer, we will have acquired more than two-thirds of the preferred shares (including preferred shares represented by ADSs) held by public shareholders prior to commencement of the tender offer, and as such, any holder of shares of that class will be able to exercise the shareholder put right, for the three-month period immediately following the Auction Date. Pursuant to the shareholder put right, preferred shareholders (including ADS holders) would be able to require us to purchase their preferred shares for cash at the tender offer price, adjusted by the monthly BTR from the Auction Date to the date payment is made for shares sold pursuant to the shareholder put right, net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this amended offer to purchase.

With respect to the shareholder put right, an ADS holder will be able to instruct The Bank of New York, as receiving agent, to exercise the shareholder put right on its behalf by completing an amended letter of transmittal and providing any other documents required by the receiving agent.

Subsequent Payments

Under applicable CVM rules, if we intend to acquire any and all preferred shares of TNL, we are required to do so by means of a tender offer conducted in accordance with those rules. As a result, if within one year of the Auction Date:

•	an event occurs that requires us to effect a mandatory public tender offer for either or both classes of shares of TNL under the rules of the CVM; or

•	a corporate event occurs that would have permitted the holders of either or both classes of shares of TNL whose shares were purchased in the tender offer described in this amended offer to purchase to exercise appraisal rights under Brazilian law if they had remained shareholders of TNL at the time of that corporate event;

under applicable CVM rules, we will be required to make a payment in Brazilian reais to each holder of preferred shares of TNL whose shares were purchased in this tender offer for the excess, if any, of:

•	the price per preferred share that the holder would have the right to receive by virtue of the occurrence of one or more of the events described above; minus

•	the price per preferred that such holder received for the sale of shares of that class to us in this tender offer, adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversion of that class of shares into another class.

Position of TmarPart Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs

Under Instruction No. 361/02 of the CVM, TmarPart is required to engage an independent investment bank or financial institution to prepare a laudo de avaliação (“valuation report”) regarding TNL in accordance with specific procedures and methodologies.

TmarPart engaged Rothschild, an independent investment bank, which prepared such a valuation report. After discussion with Rothschild regarding preliminary perspectives on valuation, TmarPart established a tender offer price of R$35.09 per preferred share, which represented a premium of approximately 25% over the weighted average of the closing prices for the 30 trading days immediately prior to April 10, 2007 (the date the tender offer was announced).

In its report dated May 25, 2007, Rothschild indicated in its valuation report that it considered comparable transaction multiples the most appropriate methodology for its analysis. Using this methodology, as detailed in the valuation report, Rothschild reached a range of premiums for the tender offer of 20% to 30% over trading prices prior to April 10, 2007. For a more complete summary of the valuation report issued by Rothschild, see “ — Valuation Report of N M Rothschild & Sons (Brasil) Ltda.”

On August 1, 2007, the Board of Directors of TmarPart determined to increase the offer price to R$45.00 per preferred share, subject to TmarPart being able to obtain an increase to the requisite financing. (Such financing was received and the price was formally raised on September 21, 2007 pursuant to this amended offer to purchase.) Using the methodology described above, this increased offer price represents an approximately 14.4% premium over the 30 trading days immediately prior to August 1, 2007 and an approximately 8.7% premium over the 30 trading days immediately prior to September 19, 2007. The Board of Directors recognized that the price per preferred share after April 10, 2007 was significantly affected by the announcement of the tender offer and the expectation that TmarPart would increase the consideration above the R$35.09 per preferred share originally offered pursuant to the original offer to purchase. In fact, the price per preferred share on the day the tender offer was launched was higher than the offer price. For the iBOVESPA (a broad index of the Brazilian stock market) the weighted average of the closing prices for the 30 trading days immediately prior to August 1, 2007 increased by approximately 25.1% and the weighted average of the closing prices for the 30 trading days immediately prior to September 19, 2007 increased by approximately 18.6%, each as compared to the 30 trading days immediately prior to April 10, 2007. However, the price of the preferred shares increased by approximately 40.1% during the 30 trading days immediately prior to August 1, 2007 and increased by approximately 47.5% during the 30 trading days immediately prior to September 19, 2007. The Board of Directors believes this increase over the broad market is primarily attributable to the announcement of the tender offer. If the price per preferred share had only increased by the same 25.1% (with respect to the 30 trading days immediately prior to August 1, 2007) or 18.6% (with respect to the 30 trading days immediately prior to September 19, 2007) as the regular market, the R$45.00 price per preferred share would represent an approximately 28.1% premium or 35.1% premium, respectively, over such price.

Other than the requirement to obtain and make public a valuation report from an independent investment bank or financial institution, Brazilian law and applicable CVM rules do not require TmarPart or its Board of Directors to make any determination or analysis regarding the tender offer, nor do they require any of them to obtain, or retain any outside person to prepare, any other report, opinion or appraisal relating to the value of TNL, the preferred shares and ADSs or the fairness of the tender offer or to negotiate on behalf of the unaffiliated security holders.

Though Brazilian law does not impose any obligation on us to make any determination regarding whether the tender offer is fair to unaffiliated shareholders, other than as described above, the rules of the SEC require us (as affiliates of TNL) to do so. Accordingly, as noted above, we believe that the tender offer price is fair to unaffiliated holders of preferred shares and ADSs.

We believe that the following factors support our view as to the fairness of the tender offer to unaffiliated shareholders:

•	The valuation report was made by following the procedures and complying with the requirements prescribed by Brazilian law, which mandate the engagement of an independent investment bank or financial institution to prepare such valuation report. TmarPart is relying on and hereby adopts Rothschild’s analyses. For a summary of the valuation report issued by Rothschild, see “ — Valuation Report of N M Rothschild & Sons (Brasil) Ltda.”

•	The increased tender offer price of R$45.00 per preferred share offered hereby compares favorably to the market prices for preferred shares of TNL for the past 12 months. It represents a premium of 46.8% over the weighted average of closing prices for the 12-month period ended April 9, 2007 (the last trading day before our public announcement of our intention to conduct the tender offer). It also represents a premium of 42.0% over the weighted average of the closing prices for the 12-month period ended August 1, 2007 and a premium of 33.9% over the weighted average closing price for the 12-month period ended September 18, 2007.

•	In addition to the analysis of current market prices discussed above, the increased tender offer price represents a 60.3% premium over the weighted average of closing prices for the 30 trading days immediately prior to April 10, 2007 and a 28.2% premium over the original offer price of R$35.09.

•	Over the past 24 months, TNL’s preferred shares have never traded above the increased tender offer price (including on a dividend adjusted basis).

•	The Minimum Condition requires the valid tender of at least two-thirds of the outstanding preferred shares, including preferred shares represented by ADSs, held by public shareholders.

•	We believe that, except for the tender offer, holders of preferred shares and ADSs will not likely have an opportunity in the foreseeable future to dispose of their shares or ADSs at prices other than those available in private or open market transactions (to the extent that any active public trading market may continue to exist following the tender offer) because we plan to continue to operate TNL as a going concern. See “— Purpose of and Reasons for the Tender Offer; Plans for TNL Following the Tender Offer — Plans for TNL Following the Tender Offer.”

•	The rules of the CVM provide various protections to shareholders, including (1) a requirement that, if we were to launch another tender offer for shares of TNL within a period of one year after completion of this tender offer at a higher price than the tender offer price, we pay the difference in price to shareholders that sold their shares in this tender offer and (2) a “shareholder put right” exercisable after the Auction Date that would entitle holders to require us to purchase untendered shares at the tender offer price plus an adjustment at the monthly BTR and net of certain fees, as described herein. See “— Certain Rights of Shareholders Following the Tender Offer — Shareholder Put Right.”

We recognize, however, that there are also some detriments to holders that tender or exercise the shareholder put right, if available, including the following:

•	shareholders will no longer be able to participate in any future growth of TNL and will no longer be entitled to any dividend paid by TNL on the preferred shares; and

•	shareholders may incur a taxable gain from the sale of their preferred shares (including preferred shares represented by ADSs).

We believe that each of the factors above is relevant to unaffiliated holders of preferred shares and ADSs. The foregoing discussion of the information and factors we considered is not intended to be exhaustive but includes all material factors we considered. In view of the variety of factors considered in connection with our evaluation of the tender offer, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors and considered all factors as a whole in reaching a decision.

We did not consider the third-party sale value or liquidation value of TNL because we did not consider such to be viable courses of action in view of our intention to continue to operate TNL as a subsidiary of TmarPart and the fact that, in view of our holding of a majority of the voting power of TNL, we can prevent these alternatives. In addition, TNL preferred shares have no voting or tag-along rights in case of a third party sale. Furthermore, we did not consider our value as a going concern as an appropriate measure for the same reasons, but also because preferred shares are subject to liquidation preference and have no right to the residual value of the Company. Finally, although required by Brazilian law to be included in the Rothschild valuation report, TmarPart did not consider the net book value of TNL’s business as reflected in TNL’s financial statements because we do not believe it is material or relevant to our determination whether the tender offer price is fair to unaffiliated holders.

In making our determinations as to the substantive and procedural fairness of the tender offer, we recognized that no unaffiliated representative has been retained by the members of TNL’s Board of Directors that is not an employee of TNL to act solely on behalf of unaffiliated holders of preferred shares or ADSs for purposes of negotiating the terms of the tender offer. As noted above, this is not required as a matter of Brazilian law. In any event, the absence of a separate unaffiliated representative did not affect our determination based on the factors set forth above.

Our views as to the fairness of the tender offer to the unaffiliated holders of preferred shares and ADSs are not meant, and should not be construed, as a recommendation to any holder as to whether such holder should tender its shares.

Position of our Controlling Shareholders Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs

Though Brazilian law does not impose any obligation on our controlling shareholders to make any determination regarding whether the tender offer is fair to unaffiliated shareholders, the rules of the SEC require our controlling shareholders to do so. Accordingly, in reliance on and by adopting the analyses of TmarPart and Rothschild, our controlling shareholders believe that the tender offer price is fair to unaffiliated holders of preferred shares and ADSs.

Our controlling shareholders’ views as to the fairness of the tender offer to the unaffiliated holders of preferred shares and ADSs are not meant, and should not be construed, as a recommendation to any holder as to whether such holder should tender its shares.

Position of TNL’s Board of Directors Regarding Fairness of the Tender Offer to Unaffiliated Holders of Preferred Shares and ADSs

TNL is a Brazilian company and Brazilian law governs the duties and obligations of TNL’s Board of Directors.

Brazilian law does not impose any fiduciary or other duty or obligation on TNL or TNL’s Board of Directors to seek or obtain from us any particular price or a fair price in the tender offer, to approve or disapprove the tender offer or to make any statement or recommendation or otherwise play any role in connection with the tender offer. Furthermore, Brazilian law and applicable CVM rules do not impose any fiduciary or other duty or obligation on TNL or TNL’s Board of Directors to make any determination or analysis regarding the tender offer or the tender offer price, including whether or not the terms of the tender offer or the tender offer price are fair to unaffiliated holders, nor do they require either of them to obtain, or retain any outside person to prepare, any report, opinion or appraisal relating to the value of TNL, the preferred shares and ADSs or the fairness of the tender offer or to negotiate on behalf of the unaffiliated security holders. Accordingly, the Board of Directors of TNL has not retained an advisor to act solely on behalf of holders of preferred shares and ADSs that are not affiliated with us for the purpose of negotiating the terms of the tender offer or rendering a report concerning the fairness of the tender offer and has not approved, disapproved or made any recommendation with respect to the tender offer. To the best of our knowledge, none of the executive officers, directors or affiliates of TNL has made any recommendation with respect to the tender offer.

Under U.S. law, within ten business days after the commencement date of the tender offer, TNL is required by the Exchange Act to file with the SEC and distribute to holders of preferred shares that are U.S. residents and holders of ADSs a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) containing a statement of TNL’s position with respect to the tender offer. TNL filed such a Schedule 14D-9 on July 3, 2007 stating it will express no opinion with respect to the tender offer. TNL has confirmed that it will file an amendment to its Schedule 14D-9 stating that TNL continues to express no opinion with respect to the tender offer.

We are not seeking the consent of TNL or TNL’s Board of Directors with respect to the tender offer. Neither approval by the holders of preferred shares or ADSs, nor a separate approval by unaffiliated holders of shares or ADSs is required for the tender offer and neither is being sought.

Conduct of TNL’s Business if the Tender Offer is Not Completed

If the tender offer is not completed because a condition is neither satisfied nor waived, we intend that TNL’s current management would continue to operate the business of TNL substantially as currently operated. However, we would continue to control TNL and may explore alternative strategies in connection with TNL.

The consideration paid in any such alternative may exceed or be less than the consideration offered in the tender offer.

Interests of Certain Persons in the Tender Offer; Security Ownership; Transactions and Arrangements Concerning the Shares and ADSs

Ownership of Shares of TNL and Intent to Tender

As of September 19, 2007, TmarPart beneficially owns 68,504,187 common shares and no preferred shares (including preferred shares represented by ADSs) of TNL, representing 53.8% of the total number of TNL’s common shares (excluding treasury shares), 0% of the total number of TNL’s preferred shares and 17.9% of the total number of TNL’s common shares and preferred shares, taken as a whole. To the best of our knowledge, as of September 19, 2007, Schedule 1 contains the beneficial ownership of TNL shares by TmarPart’s directors, executive officers and controlling shareholders and none have engaged in transactions in shares of TNL since February 9, 2007 (60 days prior to the date the tender offer was announced). One of our controlling shareholders, BNDESPar, owns 5,626,763 TNL preferred shares. BNDESPar has indicated its intention to tender such shares in the tender offer, however, such shares will not be counted for purposes of determining the satisfaction of the Minimum Condition.

As of March 31, 2007, the TNL common and preferred shares held by TNL’s directors and members of the administrative, supervisory or management bodies, including the outstanding options, do not exceed 1% of either type of outstanding shares of TNL. In additional, TNL established a new option plan in April 2007 issuing additional options, none of which are exercisable until April 2008.

Of TNL’s directors, officers and members of its fiscal council, only Messrs. Pires, Azevedo and Martins, own preferred shares. Mr. Pires owns 270 TNL preferred shares, Mr. Azevedo owns 2 TNL preferred shares and Mr. Martins owns 5 TNL preferred shares. To the best of our knowledge, we are not aware of whether Messrs. Pires, Azevedo or Martins intend to tender such preferred shares in the tender offer and are not aware of any recommendations made by such persons.

Transactions in Shares of TNL by Certain Persons

There have been no transactions involving shares of TNL effected since February 9, 2007 (60 days prior to the date the tender offer was announced) by TmarPart, or, to the best of our knowledge, any of our directors, executive officers or controlling shareholders, or by any associate or majority owned subsidiary of any of those persons or entities. To the best of our knowledge, there have been no such transactions effected by TNL or by any pension, profit-sharing or similar plan of TNL or TmarPart.

Acquisition by TmarPart of Shares of TNL

TmarPart acquired its interest in TNL from Consortium Telemar, a consortium comprising Construtora Andrade Gutierrez S.A., Inepar S.A Indústria e Construções, Macal Investimentos e Participações Ltda., Fiago Participações S.A., Brasil Veículos Companhia de Seguros and Companhia de Seguros Aliança do Brasil, in July 1999, in exchange for cash, capital stock of TmarPart and the assumption of certain debts.

Contacts or Transactions with TNL

TmarPart and its subsidiaries engage in a variety of transactions in the ordinary course of business with TNL and its subsidiaries.

TmarPart Shareholders’ Agreements

Certain of TmarPart’s shareholders are parties to two shareholders’ agreements with respect to their interests in TmarPart.

Fiago Participações S.A., Lexpart Participações S.A., Asseca Participações S.A., L.F. Tel S.A., AG Telecom Participações S.A., Alutrens Participações S.A. and Fundação Atlântico de Seguridade Social are parties to a Shareholders’ Agreement, dated July 28, 1999, which governs their right of first refusal and preemptive rights. The instrument outlines (1) requirements in regard to the exercise of the right of first refusal and the preemptive rights of the shareholders in the case of a disposal and subscription of shares of TmarPart; (2) conditions which would constitute a lien on the shares or subscription rights; and (3) appraisal rights in the case of a disposal of shares of TmarPart in the event of a transfer of control of the shareholder. BNDES Participações S.A. (“BNDESPar”) is not a party to such agreement.

BNDESPar, Asseca Participações S.A., L.F. Tel S.A. and AG Telecom Participações S.A. (our controlling shareholders) are parties to a second Shareholders’ Agreement, dated August 3, 1999. This second instrument outlines (1) rules in regard to voting rights during the general shareholders’ meetings of TmarPart which deal with subjects related to the management of TmarPart; (2) special procedures and quorum requirements for the approval of certain corporate resolutions by the management; (3) holding of meetings among the shareholders prior to shareholders’ meetings and meetings of the boards of directors of TmarPart, TNL and Tmar; (4) installation of the executive committee responsible for giving support to the board of directors; (5) rules for the reelection of the members of the board of directors and executive officers; and (6) guidelines for transactions entered into between and among TmarPart, TNL and its subsidiaries. The efficacy of the rights of Fiago Participações S.A. and Lexpart Participações S.A. as shareholders is conditioned upon the termination of the impediments by the Brazilian National Telecommunications Agency (“Anatel”).

Pursuant to the second Shareholders’ Agreement, our controlling shareholders have agreed to exercise their voting rights in the shareholders’ meetings of TmarPart in order to: (1) maintain their investment in TNL and through TNL and its subsidiaries foster the development of the telecommunications industry in Brazil and (2) have TmarPart properly manage TNL and its subsidiaries and assure decisions and actions by the companies’ management are taken in the companies’ best interests and according to market conditions.

Under the second Shareholders’ Agreement, TmarPart’s shareholders must meet prior to any general shareholders’ or board of directors’ meeting of TmarPart, TNL or any of their affiliates, to vote on the matters to be subsequently submitted at those meetings (the “Prior Meetings”). Each controlling shareholder is entitled to one vote at the Prior Meeting and all the decisions taken in this meeting bind all the controlling shareholders’ votes in the general shareholders’ meetings, including votes of shareholders who have not participated in the Prior Meeting. The controlling shareholders are also bound to assure that directors appointed by them vote at meetings of the board of directors in accordance with decisions taken in the Prior Meetings and that such decisions are implemented. Except as otherwise provided in the shareholders’ agreements, resolutions at the Prior Meetings are passed by the vote of holders of a simple majority of shares. However, certain matters, such as matters relating to changes in preferences, capital increase and changes in the corporate purpose, require the approval of 70% of the outstanding voting power and any decision resulting in the change of control of TNL requires the approval of 96% of the outstanding voting power. Interested party transactions require approval by a simple majority, provided that the interested party abstains from voting.

Restrictions on the participation of Lexpart, Fiago and Alutrens in the control of TmarPart

Two of our shareholders, Lexpart Participações S.A. and Fiago Participações S.A. are not currently allowed to vote their shares or otherwise participate in the control and administration of TmarPart (and therefore, TNL) because of decisions issued by Anatel with respect to their respective control relationships with other telecommunications operators in Brazil. Alutrens Participações S.A. has waived its right to vote and to participate in the control and administration of TmarPart, with the consent of Anatel.

BNDES facilities

In December 1999, some of the former fixed-line operating subsidiaries which are now consolidated into Tmar entered into bridge loan agreements with the BNDES, a federal economic and social development bank linked to the Brazilian Ministry of Development, Industry and External Trade and the controlling shareholders of BNDESPar, which holds 25% of TmarPart’s voting capital. The total amount of these loans was R$400.0 million, with maturity in December 2000 and accruing interest based on the Selic base rate plus 6.5% per year.

In December 2000, Tmar renegotiated the terms of these bridge loan agreements permitting it to enter into a long-term loan with the BNDES. The BNDES long-term loan had an outstanding balance of R$591.1 million at December 31, 2006, of which 79.5% was denominated in reais, incurred in the Brazilian long-term interest rates (TJLP) and was payable in equal monthly installments beginning in December 2000, with final maturity in January 2008.

In December 2003, Tmar entered into a new loan agreement with the BNDES to finance its investment program for expansion and operational improvements of the fixed-line network for the years 2002 through 2004. From December 2003 to October 2004, Tmar borrowed R$529.6 million under the 2003 BNDES loan. Payments of interest are due quarterly until April 2005 and monthly thereafter. Payments of principal are due on a monthly basis beginning in May 2005 until final maturity of the 2003 BNDES loan in January 2011. The TJLP interest rate is determined quarterly by the BNDES.

In September 2004, Oi (TNL’s mobile segment) entered into a financing contract of up to R$663.0 million with the BNDES, to finance its investment plan, based on the TJLP, and borrowed R$400.0 million in 2004. Financial charges are due on a quarterly basis up to April 2006, and on a monthly basis from May 2006 through October 2012. In December 2005, this facility was transferred from Oi to Tmar.

In July 2005, Tmar obtained a credit facility from the BNDES of up R$218 million to finance TNL’s program for achievement of universal service targets for 2005 and borrowed R$80.0 million in 2005. This facility has an eight-year term and 12-month grace period. Interest on this BNDES credit facility is based on the TJLP.

In December 2005, Tmar obtained a new credit facility from the BNDES to finance TNL’s program for accomplishing obligations established in the 2006 Concession Agreement and borrowed R$26.5 million, with an eight-year term and 18-month grace period. Interest on this BNDES credit facility is based on the TJLP.

In November 2006, Tmar signed a financing agreement with BNDES in the amount of R$1,970,895,929 and used R$810,000,000 for the purpose of financing the expansion and technological upgrade of Tmar’s fixed telecommunications network scheduled for the period from 2006 to 2008. The financial charges are due on a quarterly basis up to June 2009; and after that date, from July 2009 to June 2014, the financial charges are due on a monthly basis. The principal matures on a monthly basis beginning July 2009.

Contax agreement

Tmar and Oi are parties to a contact center services agreement with Contax Participações S.A. (“Contax”) according to which Contax renders contact center services to Oi on a full-outsourced basis. As of September 19,

2007, TmarPart owned 58.96% of common and 1.09% of preferred shares (excluding treasury shares) of Contax. This agreement was negotiated on an arm’s-length basis. Prior to such contracts, Contax performed all contact center activities to Tmar and Oi, under various contracts, both on a full-outsourced as well as on a partial-outsourced basis. Such partial outsourcing services were usually performed at facilities, and with equipment, owned by Tmar. Tmar was also responsible for all facilities costs incurred by Contax in connection with those services, such as general maintenance expenses and electricity.

TNL’s relationship with Contax is currently represented by several distinct and independent services, such as customer services for Tmar’s fixed-line business, outbound telemarketing to attract additional mobile customers, customer support for prepaid and postpaid mobile telephone users, technical support for ADSL subscribers, and debt collection services.

In 2004, Oi had R$69.2 million in operating expenses, with Contax representing 2.5% of its total operating costs and expenses for that year. Tmar’s operating expenses paid to Contax in 2004 were R$380.5 million, representing 3.2% of its total operating expenses in that year. Because all these companies were TNL subsidiaries in 2004, which allowed TNL to consolidate all of their results into its consolidated financial statements, the payment of these fees from Tmar and Oi to Contax had no effect on TNL’s financial condition and results of operations. However, this has changed in 2005, as TNL’s consolidated financial statements no longer consolidate Contax’s results due to the spin-off of this company to shareholders of TNL in December 2004. In 2005 and 2006, total consolidated expenses with services from Contax amounted to R$388 million and R$390 million, respectively.

Valuation Report of N M Rothschild & Sons (Brasil) Ltda.

General

TmarPart retained Rothschild, an independent investment bank, to prepare and render the valuation report in light of this tender offer and the Tmar Tender Offer that were announced in the Statement of Material Fact dated April 10, 2007 (the “Tender Offers”), according to the regulation provided by the CVM.

You should consider the following when reading the discussion of the valuation report of Rothschild below:

•	TmarPart urges you to read carefully Rothschild’s entire valuation report, which you may obtain from TmarPart without charge as described below in “The Tender Offer — Section 14 — Miscellaneous,” and an English translation of which is filed with the SEC as Exhibit (c) to the combined Schedule TO and Schedule 13E-3.

•	Rothschild’s valuation report was prepared for the exclusive use of TmarPart in connection with its analysis of the Tender Offers, as described further below, and should not be used for any other purposes, including, without limitation, for the formation of capital under the terms of the Brazilian corporate law, including, but not limited to, Article 8 of such law. The valuation report does not constitute Rothschild’s recommendation or opinion to the shareholders of TNL with respect to whether this tender offer is advisable for any preferred shareholder or ADS holder of TNL or the fairness of this tender offer from a financial point of view, and should not be used as such. Rothschild is not advising such preferred shareholders or ADS holders as to this tender offer and all such preferred shareholders or ADS holders should conduct their own analysis of this tender offer and should rely on their own financial, tax and legal advisors and not the valuation report in evaluating this tender offer.

•	The valuation report was exclusively addressed to TmarPart and does not evaluate the underlying business decision by TmarPart to engage in the Tender Offers and does not constitute a recommendation to any of TmarPart, TNL and/or the TNL preferred shareholders or ADS holders (including, but not limited to, as to how any such holder shall tender or not its shares with respect thereto).

In rendering its valuation analysis, Rothschild, with respect to TNL:

•	relied on publicly available information regarding market prices of the securities used in the analysis and provided by reputable market data feeders; and

•	reviewed publicly available audited financial statements for the quarter ended March 31, 2007 of TNL.

In preparing its valuation report, Rothschild has assumed and relied, with the express consent of TmarPart and without independent verification, on the accuracy, content, truthfulness, consistency, completeness, sufficiency and integrity of the financial, accounting, legal, tax and other information provided to or discussed with Rothschild by the management of TmarPart. Any discussions with TmarPart’s management related to the valuation analysis conducted by Rothschild (included in the valuation report and summarized herein); Rothschild did not receive and did not rely in any way on any material non-public information in the preparation of the valuation report. Rothschild has not undertaken, and does not hereby undertake, any liability regarding independent validation of the information or to make an independent validation or appraisal of any of the assets or liabilities (contingent or otherwise) of TNL, nor has Rothschild examined the solvency or fair value of TNL under any laws concerning bankruptcy, insolvency or similar matters. To this effect, Rothschild undertakes no responsibility or liability with respect to the accuracy, truthfulness, integrity, consistency, or sufficiency of such information, for which the respective companies are solely and exclusively responsible. In addition, Rothschild has not committed to conduct, and has not conducted, any physical inspection of the real estate, other assets or facilities of TNL.

Rothschild’s valuation report has been prepared assuming a stable macroeconomic scenario for Brazil. The valuation report and the results therefrom do not purport to reflect the prices at which TNL or its securities could be sold, nor do they take into account any element of value that may arise from the accomplishment or expectation of this tender offer or the Tmar Tender Offer. You shall further consider that Rothschild is not an accounting firm and did not provide accounting or audit services in connection with the valuation report.

Rothschild’s valuation report is based on economic, monetary, market and other conditions as in effect on at the time of valuation report drafting, and the information made available to us as of May 25, 2007, the date of the valuation report. As a result, the valuation report is valid exclusively as of that date, as future events and other developments may affect the conclusions reached in the valuation report. Rothschild does not commit to update, review, revise or revoke the valuation report as a result of any subsequent event or development or for any other reason. With respect to the preparation of the valuation report, TmarPart and its board of directors did not authorize Rothschild to solicit, nor did Rothschild solicit, any indication of interest from third parties to acquire, in whole or in part, the shares of TNL. Accordingly, the results contained in the valuation report do not necessarily correspond to, and should not be construed as representative of, the prices at which TNL could be sold to a third party on the date hereof or in the future.

The following are summaries of the material analyses conducted by Rothschild in preparation of its valuation report for this tender offer, prepared and delivered as of May 25, 2007, and do not purport to be complete descriptions of the analysis performed by Rothschild.

Valuation Methodology Summary

The valuation analysis prepared by Rothschild, for the purpose of this tender offer, was prepared in accordance with CVM regulation. Pursuant to CVM instructions 361/02 and 436/06, Rothschild’s valuation report is required to present the price per share of the shares subject to this tender offer after considering different criteria: (i) average share price over (x) the 12-month period prior to the announcement of this tender offer and (y) between the announcement of this tender offer and the delivery of the valuation report; (ii) book value per share, calculated as the shareholders’ equity stated in the most recent audited financial statements released by the company divided by the number of shares outstanding at the time; and (iii) the economic value of the shares. The economic value can be calculated using one or more of the three following criteria: (i) discounted cash flow; (ii) comparable market multiples; or (iii) comparable transaction multiples. Among these three criteria, Rothschild chose the comparable transaction multiples in its analysis.

Rothschild measured the average premium offered/paid on tender offers in Brazil for preferred shares after 2000, excluding companies with low liquidity and limited significance and comparability. The criteria used for the selection of the comparable tender offers were (i) the average volume traded in the 30 days prior to the announcement and (ii) the relevance of the free float as percentage of the total capital. Rothschild relied on the CVM website to obtain the list of the offers.

Rothschild reviewed 12 delisting and voluntary tender offers announced in Brazil after 2000. No tender offer meeting the selection criteria was excluded from the analysis. These included tender offers for preferred shares of the following companies: Fertibras, Embratel, Cosipa, Seara, CRT Celular, Tele Centro Oeste Celular Participações, Tele Leste Celular Participações, Tele Sudeste Celular Participações, Bunge, Bompreço, Banespa, and Samitri. For each of the 12 precedent tender offers, Rothschild determined the implied premium offered to minority holders of preferred shares in relation to (i) the 30 trading days average of the market price prior to the announcement of the tender offer, and (ii) the 30-day average of the market price prior to the announcement of the tender offer. After reviewing these tender offers, Rothschild determined that the premium offered to preferred shares ranged from approximately 20% to 30%.

The average tender offer premium was applied to the average share price over the last 30 days of trading up to April 9, 2007 (adjusted for corporate actions) of R$28.01 per share for TNL preferred shares. The closing share price on the day prior to the announcement of this tender offer was R$30.05 per share for TNL preferred shares.

A summary of Rothschild’s valuation is set forth in the following table.

Value per share of TNL
Valuation Criteria	preferred share (TNLP4)

Average share price over the 12-month period before the announcement of this tender offer	R$30.34
Average share price over the period between the announcement of this tender offer and the release of the valuation report	R$34.39
Book value per share, as of March 31, 2007	R$25.14
Price per share, according to the comparable transaction multiple criteria	R$33.61 – R$36.41

The preparation process of economic and financial analysis such as those conducted in the preparation of the valuation report is a complex process which involves subjective judgment and is not susceptible to a partial analysis or a summary description. In arriving at its conclusions, Rothschild did not attribute any subjective value to any particular factor considered by it; rather, Rothschild made qualitative judgments of the importance and relevance of all the factors considered therein. Accordingly, Rothschild believes that the valuation report shall be considered as a whole and that the analysis of selected portions and other factors considered therein can result in an incomplete and incorrect understanding of the conclusions of the valuation report. The results presented in the valuation report refer solely to the Tender Offers and do not extend to any other present or future matters or transactions regarding TmarPart, TNL and Tmar, the economic group to which they belong to or the sector in which they operate.

Rothschild and its affiliates, as part of their investment banking business, are continually engaged in performing financial analysis with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Rothschild has been engaged by TmarPart and, irrespective of whether the Tender Offers are consummated, Rothschild will receive a fee for its services, including Rothschild’s fee for delivering the valuation report. Upon delivery of the valuation report, TmarPart paid Rothschild a fee of US$500,000 for the preparation of its valuation report. Rothschild will also receive fees for its financial advisory services, a significant portion of which is subject to consummation of the tender offer. Upon successful completion of the tender offer, Rothschild will receive US$6,250,000 (less the US$500,000 paid on delivery of the valuation report). If 80% or more preferred shares (including preferred shares represented by ADSs) tender in the tender offer, Rothschild will receive an additional US$750,000. Regardless of consummation, Rothschild will receive US$150,000 for its financial advisory services. Moreover, TmarPart has agreed to reimburse Rothschild’s expenses and indemnify it for certain liabilities that may arise as a result of this engagement. Rothschild may also provide investment banking services to each of TmarPart, TNL and Tmar and their affiliates in the future. In connection with the above-described services, Rothschild has received, and may receive, compensation.

The companies of the Rothschild group provide services to the securities industry in securities trading, investment management and other related financial services for both companies and individuals. In the ordinary course of these activities, the companies of the Rothschild group may provide such services to each of TmarPart, TNL and Tmar and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the each of TmarPart, TNL and Tmar and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Rothschild does not have a direct or indirect interest in the Tender Offers, bearing in mind however that, as common market practice, a portion of Rothschild’s remuneration with respect to the services is subject to the successful execution of the Tender Offers. Except as explained in the first and second sentences of this paragraph, Rothschild does not have a direct or indirect interest in any of TmarPart, TNL or Tmar. In our opinion, notwithstanding any statement made herein, neither the controlling shareholders nor the senior management of any of TmarPart, TNL or Tmar directed, limited, complicated or practiced any act that have or could have compromised the access, utilization or understanding of information, assets, documents or work methodologies relevant for the quality of the valuation report.

THE TENDER OFFER

Section 1.	Terms of the Tender Offer and Expiration Date.

General

Upon the terms and subject to the conditions described in amended this offer to purchase, TmarPart hereby offers to purchase any and all outstanding preferred shares, no par value, including any and all preferred shares represented by ADSs, of TNL at a price of R$45.00 per preferred share in cash, net of stock exchange and settlement fees, any applicable brokerage fees or commissions and applicable withholding taxes.

ADS holders may tender the preferred shares underlying their ADSs through The Bank of New York, as receiving agent, in accordance with the instructions set forth below under “— Section 3 — Procedures for Participating in the Tender Offer” and in the accompanying amended letter of transmittal. The receiving agent will tender the preferred shares underlying the ADSs in the Auction, as described in “— Section 2 — Acceptance for Payment and Payment for Shares,” and if such preferred shares are accepted for purchase in the Auction, those ADSs will be cancelled. As an alternative to participating in the tender offer through the receiving agent, an ADS holder may also surrender its ADSs to The Bank of New York, as ADS depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, in which case holders need to allow sufficient time to complete all required steps described in this amended offer to purchase before the Share Expiration Time, on the Expiration Date. See “— Section 3 — Procedures for Participating in the Tender Offer.’’

For reference, based upon the Exchange Rate on September 19, 2007, R$45.00 is equivalent to approximately US$24.15.

Each shareholder whose preferred shares (including preferred shares represented by ADSs) are purchased in the tender offer must pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by TmarPart to that holder. This fee will be deducted from the proceeds received by that holder. ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

Subject to the exceptions and conditions described herein, unless the tender offer is extended or earlier terminated, in order to participate in the tender offer, a holder must either:

(1) if a holder of ADSs electing to tender preferred shares represented by ADSs through The Bank of New York, as receiving agent, tender its ADSs, no later than the ADS Expiration Time (10:00 a.m., New York City time) on the Expiration Date (October 10, 2007, as such date may be extended by us), and

(2) if a holder of preferred shares, qualify their preferred shares for the Auction no later than the Share Expiration Time (6:00 p.m., Brasília time), on the Expiration Date.

In accordance with applicable Brazilian regulations, the preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through the Auction on the BOVESPA that is currently scheduled to occur at 1:15 p.m., Brasília time, on the Auction Date, which is to be one business day after the Expiration Date. If we extend the Auction Date, we will also extend the Expiration Date. See “— Section 3 — Procedures for Participating in the Tender Offer” for information about participating in the tender offer. On the Auction Date, brokers acting on behalf of holders that wish to participate in the tender offer will present sell orders for the applicable shares in the Auction, as described in “— Section 2 — Acceptance for Payment and Payment for Shares.” No price setting mechanism will be employed in the Auction.

We will pay the purchase price for any and all preferred shares (including preferred shares represented by ADSs) validly tendered, not validly withdrawn and purchased in the Auction on the third business day following the Auction. As promptly as practicable after receipt of the proceeds, The Bank of New York, as receiving agent, will convert such proceeds into U.S. dollars and will distribute, net of certain deductions, them to the holders of ADSs representing preferred shares accepted for purchase in the tender offer. See “— Section 2 — Acceptance for Payment and Payment for Shares.”

The tender offer is conditioned upon the valid tender of at least two-thirds of the outstanding preferred shares, including preferred shares represented by ADSs, in accordance with the criteria contained in Articles 3(III), 15 and 37 of CVM Instruction no. 361. The tender offer is also subject to other conditions. See “— Section 5 — Conditions to the Tender Offer.”

Proration

Due to the Minimum Condition, the tender offer will not be subject to proration.

Under the rules of the CVM, if more than one-third but less than two-thirds of the outstanding preferred shares (including preferred shares represented by ADSs) held by public shareholders prior to commencement of the tender offer are tendered and not validly withdrawn, we would only be permitted to purchase up to one-third of the shares of that class held by public shareholders.

As such, TmarPart has included the Minimum Condition so that, subject to satisfaction of the Minimum Condition and the other terms and conditions as described in this amended offer to purchase, we may purchase any and all preferred shares (including preferred shares represented by ADSs) of TNL that are validly tendered and not validly withdrawn.

Shareholder Put Right

Brazilian law does not provide for a subsequent offering period and therefore there will be no subsequent offering period in connection with this tender offer. However, the shareholder put right will be treated, for purposes of U.S. law and applicable SEC regulations as if it were a subsequent offering period.

Under the rules of the CVM, upon successful completion of the tender offer, we will have acquired more than two-thirds of the preferred shares (including preferred shares represented by ADSs) held by public shareholders prior to commencement of the tender offer, and as such, any holder of shares of that class will be able to exercise the shareholder put right, for the three-month period immediately following the Auction Date. Pursuant to the shareholder put right, preferred shareholders (including ADS holders) would be able to require us to purchase their preferred shares for cash at the tender offer price, adjusted by the monthly BTR from the Auction Date to the date payment is made for shares sold pursuant to the shareholder put right, net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this amended offer to purchase.

With respect to the shareholder put right, an ADS holder will be able to instruct The Bank of New York, as receiving agent, to exercise the shareholder put right on its behalf by completing an amended letter of transmittal and providing any other documents required by the receiving agent.

Extension, Amendment and Termination

To the extent permitted by applicable Brazilian and U.S. securities laws, the CVM and the SEC and the terms of the tender offer, we reserve the right, at any time (1) to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of and payment for tendered shares, (2) to amend the tender offer in any respect and (3) upon the failure of the conditions, as described in “— Section 5 — Conditions to the Tender Offer,” to terminate the tender offer without purchasing any shares in order to comply with the requirements of the Exchange Act and the rules thereunder, any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

If we make a material change in the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rule 14e-1 under the Exchange Act and to the extent permitted under applicable Brazilian laws and regulations. If we decide to increase the consideration being offered in the tender offer for the preferred shares, the increase in the consideration being offered will be applicable to all shareholders of that class whose shares are accepted for purchase in the tender offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of those shares, the tender offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the tender offer will be extended at least until that tenth business day after such notice to the extent permitted under applicable Brazilian laws and regulations.

Mailing

TNL has provided us with its preferred shareholder lists maintained by CBLC and the Transfer Agent, the list of record holders of ADSs maintained by The Bank of New York, as ADS depositary, and the security position listing of The Depository Trust Company (“DTC”), as the book-entry transfer facility for ADSs of TNL. This amended offer to purchase, the accompanying amended letter of transmittal and other relevant materials will be mailed by us to the record holders of ADSs and the U.S. resident record holders of preferred shares of TNL whose names appear on the shareholder lists provided by TNL, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of preferred shares of TNL, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding the tender offer materials to their customers. We will also mail this amended offer to purchase, the accompanying amended letter of transmittal and other relevant materials to any registered or beneficial holder of preferred shares or ADSs of TNL that requests a copy of the tender offer materials.

Definitions

For purposes of this amended offer to purchase:

•	“business day” means any day on which banks are not required or authorized to close in São Paulo, Brazil, Rio de Janeiro, Brazil and New York City.

Section 2.	Acceptance for Payment and Payment for Shares.

The preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through the Auction on the BOVESPA. The Auction is currently scheduled to occur at 1:15 p.m., Brasília time, on the Auction Date.

Sell orders from brokers tendering preferred shares on behalf of tendering shareholders, including the receiving agent’s broker tendering preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer, must be submitted no later than 12:00 p.m., Brasília time, on the Auction Date through the BOVESPA’s Megabolsa electronic trading system using the code “TNLP4L” for the preferred shares. Sell orders for tendered shares that have not been validly withdrawn before the beginning of the Auction on the Auction Date or, in the case of ADSs, before the ADS Expiration Time, on the Expiration Date, will be deemed accepted for purchase and may not be withdrawn. All preferred shares (including preferred shares represented by ADSs) purchased by us in the tender offer will be acquired through buy orders at the price set forth in this amended offer to purchase presented by UBS Pactual Corretora de Títulos e Valores Mobiliários S.A. (the “Intermediary”), our intermediary agent for the tender offer. The Intermediary guarantees the settlement of the tender offer, except with respect to a competing offer from a third party, as described below.

Under the rules of the CVM, a third party is permitted to commence a competing tender offer for all of the shares subject to this tender offer, so long as the competing offeror offers a price at least five percent greater than the price offered in this amended offer to purchase, is for all shares subject to the tender offer and complies with other provisions of applicable Brazilian law. All shareholders who have validly tendered in the tender offer will be automatically considered as tendering shareholders in any competing bid. Any such competing offer must be filed with BOVESPA no later than 5:00 p.m. (Brasília time) on the business day immediately preceding the Auction Date.

We will pay for shares purchased in the tender offer on the third business day after the Auction, in accordance with the rules established by CBLC. As promptly as practicable after receipt of the proceeds, The Bank of New York, as receiving agent, will convert such proceeds into U.S. dollars and will distribute them, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs, to the holders of ADSs representing preferred shares accepted for purchase in the tender offer.

Section 3.	Procedures for Participating in the Tender Offer.

To tender preferred shares (including preferred shares underlying ADSs) in the tender offer, a holder must tender no later than the dates indicated below. The steps a holder must follow in order to tender differ according to whether it holds ADSs representing preferred shares or it holds preferred shares directly.

ALL HOLDERS WISHING TO TENDER MUST ALLOW SUFFICIENT TIME FOR THE COMPLETION OF ALL REQUIRED STEPS DESCRIBED IN THIS AMENDED OFFER TO PURCHASE BEFORE THE ADS EXPIRATION TIME OR SHARE EXPIRATION TIME AS APPLICABLE.

Direct Holders of Preferred Shares

A holder of preferred shares must, no later than the Share Expiration Time, on the Expiration Date, either personally or by means of a duly appointed proxy, contact a broker authorized to conduct trades on the BOVESPA, present the documentation listed below and ask the broker to tender its shares in the Auction on its behalf. To tender a holder’s preferred shares, the holder’s broker must, no later than 12:00 p.m., Brasília time, on the Auction Date, present a sell order on behalf of the holder through the BOVESPA’s Megabolsa electronic trading system using the code set forth in “— Section 2 — Acceptance for Payment and Payment for Shares.” Shareholders must pay any fee or commission charged by their broker.

Preferred shares held directly are generally held either through CBLC or through TNL’s Transfer Agent. CBLC is the custodian for preferred shares of TNL that are traded on the BOVESPA, and settlement of the tender offer will occur through the facilities of CBLC. Shareholders that have invested in shares of TNL under Resolution No. 2,689/00 of the CMN hold their shares through CBLC. These shareholders should ask their Brazilian representatives for purposes of Resolution No. 2,689/00 to contact such a broker on their behalf.

A holder of preferred shares through the Transfer Agent should ask its broker to request the transfer of its shares to the custody of CBLC in order to enable the broker to tender the shares on its behalf. Before it will accept an order to transfer shares to a broker, the Transfer Agent will generally check the personal information for that holder in its records against the personal information the holder has provided to the broker through the documentation listed below to make sure they are the same. If there are inconsistencies between the records, the Transfer Agent will not transfer the shares. It is the responsibility of any shareholder through the Transfer Agent to ensure that the information it provides to its broker is consistent with that in the Transfer Agent’s records. It is also the shareholder’s responsibility to contact a broker sufficiently in advance of the Share Expiration Time, on the Expiration Date, to ensure that the Transfer Agent can transfer the shareholder’s shares to the custody of CBLC before the Share Expiration Time, on the Expiration Date.

Any holder that does not know whether it holds its shares through CBLC or the Transfer Agent should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in preferred shares in Brazil other than through Resolution 2,689/00 of the CMN should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the tender offer. Such a holder may need to change the form of its investment under applicable

Brazilian laws and regulations to participate in the tender offer, and may not be able to make that change in time to participate in the tender offer.

Preferred shares transferred to CBLC and tendered in the tender offer may be traded up until the beginning of the Auction on the Auction Date. In order to ensure its ability to tender such shares in the tender offer, the purchaser will need to allow sufficient time for its broker to tender on its behalf no later than the Share Expiration Time, on the Expiration Date, in the manner described in this amended offer to purchase.

In order to participate in the tender offer, a shareholder must present the following documents and any additional information or documents that may be requested by the Transfer Agent or its broker:

•	A shareholder that is a natural person must present certified copies of his or her:

•	identity card or passport;

•	taxpayer registration card (CPF); and

•	a document proving his or her residence;

•	A shareholder that is a legal entity must present certified copies of:

•	its certificate of incorporation and bylaws, or other organizational documents;

•	its taxpayer registration card (CPNJ);

•	a corporate document granting powers of representation to the officer or other person acting on its behalf; and

•	the identity card or passport, taxpayer registration card (CPF) and document proving residence of the person acting on its behalf.

A representative of an estate, minor or incapacitated person or a proxy must also present:

•	originals or certified copies of the personal documents mentioned above for the representative itself;

•	in the case of a representative of an estate, minor or incapacitated person, originals or certified copies of the judicial authorizations that grant it powers of representation; and

•	in the case of a proxy, originals or certified copies of the documents that grant it powers of representation.

Each shareholder that tenders shares directly must pay a combined fee to the BOVESPA and CBLC in an amount equal to 0.035% of the purchase price paid by TmarPart to that holder. In addition, the broker that tenders shares on behalf of a shareholder in the Auction may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply.

Holders of ADSs

     Tender of Preferred Shares Represented by ADSs through the Receiving Agent

If a holder of ADSs wishes to participate in the tender offer, the holder may tender the preferred shares underlying its ADSs through The Bank of New York, as receiving agent, no later than the ADS Expiration Time, on the Expiration Date, in accordance with the instructions set forth below and in the accompanying amended letter of transmittal. The receiving agent will then contact a broker authorized to conduct trades on the BOVESPA to tender the preferred shares underlying the ADSs in the Auction, and if such preferred shares are accepted for purchase in the Auction, those ADSs will be cancelled so that the underlying preferred shares may be sold. There is no separate tender offer being made in the United States to acquire ADSs directly.

Any holder of ADSs that wishes to tender the preferred shares underlying its ADSs through the receiving agent must, no later than the ADS Expiration Time, on the Expiration Date, either:

•	complete and sign the accompanying amended letter of transmittal in accordance with the instructions contained therein and deliver that completed amended letter of transmittal, the applicable American

Depositary Receipts (“ADRs”) evidencing the ADSs and all other required documents to the receiving agent no later than the ADS Expiration Time, on the Expiration Date; or

•	request its broker, dealer, commercial bank, trust company, or other nominee to effect the tender through the procedures of DTC by sending an agent’s message (as defined below) to the receiving agent’s account at DTC no later than the ADS Expiration Time, on the Expiration Date.

Delivery of documents to DTC will not constitute delivery to the receiving agent.

ADSs validly tendered prior to the date hereof and not validly withdrawn will constitute valid tenders pursuant to this amended offer to purchase and the amended letter of transmittal. ADS holders are not required to take any further action with respect to such tendered ADSs in order to receive the increased offer price of R$45.00 per preferred share offered hereby.

The amended letter of transmittal accompanying this amended offer to purchase is to be properly completed and duly executed by ADS holders if ADRs are to be forwarded with it. An agent’s message (as defined below) must be used if delivery of ADSs is to be made by book-entry transfer to an account maintained by the receiving agent at DTC pursuant to the procedures for book-entry transfer. ADRs evidencing ADSs together with a properly completed and duly executed amended letter of transmittal (or an originally signed facsimile thereof) with any required signature guarantees and any other documents required by the receiving agent must be delivered to the receiving agent at one of its addresses set forth in the amended letter of transmittal, or, in the case of a book-entry transfer through DTC, an agent’s message must be transmitted to the receiving agent, in each case prior to the ADS Expiration Time, on the Expiration Date. If ADRs are forwarded to the receiving agent in multiple deliveries, a properly completed and duly executed amended letter of transmittal (or an originally signed facsimile thereof) must accompany each such delivery.

Except as otherwise provided below, all signatures on the amended letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP), or the Stock Exchanges Medallion Program (SEMP) or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (collectively, “Eligible Institutions”). Signatures on the amended letter of transmittal need not be guaranteed (1) if the amended letter of transmittal is signed by the registered holder of the ADSs representing the preferred shares tendered with it and that holder has not completed either Box 2: “Special Issuance Instructions” or Box 3: “Special Delivery Instructions” on the amended letter of transmittal or (2) if the preferred shares represented by ADSs are tendered for the account of an Eligible Institution.

The term “agent’s message” means a message transmitted by DTC to, and received by, the receiving agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant in the system of DTC tendering ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the amended letter of transmittal and that the purchaser may enforce such agreement against the participant.

The method of delivery of amended letters of transmittal, ADRs and any other required documents is at the sole option and risk of the tendering holders of ADSs. Amended letters of transmittal, ADRs and any other required documents will be deemed delivered only when actually received by the receiving agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the ADS Expiration Time, on the Expiration Date.

No alternative, conditional or contingent tenders will be accepted, and no number of fractional preferred shares will be purchased. By executing the amended letter of transmittal, all tendering ADS holders waive any right to receive any notice of the acceptance of the preferred shares underlying their ADSs for purchase.

All properly completed and duly executed amended letters of transmittal, ADRs and any other required documents or, in the case of a book-entry transfer, all agent’s messages, delivered to the receiving agent by holders of ADSs will be deemed, without any further action by the receiving agent, to constitute acceptance by such holders of the tender offer with respect to the preferred shares represented by those ADSs, upon the terms and subject to the conditions set forth in this amended offer to purchase and the accompanying amended letter of transmittal.

After purchase by us of the preferred shares underlying the ADSs tendered through the receiving agent and receipt of payment of the consideration for those shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$45.00 per preferred share or per ADS (for reference, equivalent to approximately US$24.15 per ADS based on the Exchange Rate on September 19, 2007), net of (1) a fee of up to US$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price, payable to the BOVESPA and CBLC and (3) the holder’s pro rata portion of the fee or commission charged by the receiving agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer. ADS holders will receive the purchase price for the ADSs representing preferred shares accepted for purchase in the tender offer in cash by check or, in the case of ADSs held through DTC, by means of delivery of funds to the account maintained at DTC by the tendering participant.

If the preferred shares underlying a holder’s ADSs are not accepted for purchase for any reason, ADRs evidencing those ADSs will be returned as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the preferred shares underlying the ADSs, as applicable, or, in the case of ADSs transferred through DTC, the unpurchased ADSs will be credited to the account at DTC from which they were transferred as soon as practicable after the expiration or termination of the tender offer or the proper withdrawal of the preferred shares underlying the ADSs, as applicable.

A tender of preferred shares underlying ADSs through the receiving agent can be made only by the holder of record of the ADSs. Any beneficial owner of ADSs that wishes to participate in the tender offer must instruct the broker, dealer, commercial bank, trust company or other nominee that is the record holder of those ADSs to tender the ADSs by completing, executing, detaching and returning to that broker, dealer, commercial bank, trust company or other nominee the accompanying instruction form. If a beneficial owner authorizes the tender of the preferred shares underlying its ADSs, all the preferred shares underlying the ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker, dealer, commercial bank, trust company or other nominee in ample time to permit that nominee to tender the preferred shares underlying the ADSs through the receiving agent on the beneficial owner’s behalf before the ADS Expiration Time, on the Expiration Date.

Direct Participation in the Tender Offer

As an alternative to tendering preferred shares underlying ADSs through the receiving agent, an ADS holder may also surrender its ADSs, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares. If a holder of ADSs wishes to participate directly in the tender offer in this manner, that ADS holder must first:

•	surrender to The Bank of New York, as ADS depositary, at 101 Barclay Street, New York, New York, 10286, the ADSs that represent preferred shares that it wishes to tender;

•	pay a fee to the depositary in the amount of up to US$5.00 per 100 ADSs or portion thereof surrendered; and

•	pay any taxes or governmental charges payable in connection with its withdrawal of the shares from the ADS program.

If an ADS holder surrenders ADSs and receives the preferred shares underlying the ADSs, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00 of the CMN. See “— Section 12 — Certain Legal and Regulatory Matters — Registering Under Resolution No. 2,689/00” for more information on obtaining a foreign investor registration.

After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of shares registered at CBLC. The holder will need to take these steps in sufficient time to allow its

Brazilian representative to participate in the tender offer on its behalf no later than the Share Expiration Time, on the Expiration Date, in the manner described above, in “— Direct Holders of Preferred Shares.”

Withdrawing the preferred shares underlying the ADSs and participating directly in the tender offer enables holders to withdraw from the tender offer until the beginning of the Auction on the Auction Date, as described in “— Section 4 — Withdrawal Rights.” However, withdrawal of the preferred shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above to the depositary without any assurance that the preferred shares withdrawn from the ADS program will be purchased (for example, if the Minimum Condition is not satisfied). In addition, upon the redeposit of preferred shares into TNL’s ADS program, an additional fee of up to US$5.00 per 100 ADSs or portion thereof will be payable to the depositary.

No Guaranteed Delivery

There will be no guaranteed delivery process available to tender preferred shares or ADSs.

General

Questions or requests for assistance may be directed to the U.S. information agent set forth on the back cover of this amended offer to purchase. Additional copies of this amended offer to purchase may also be obtained from the U.S. information agent.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of preferred shares (including preferred shares represented by ADSs) will be determined by us in our sole discretion, which determination shall be final and binding on all parties.  We reserve the absolute right to reject any and all tenders determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of preferred shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the tender offer will be final and binding.

The tender of preferred shares pursuant to any of the procedures described above will constitute the tendering holder’s acceptance of the terms of the tender offer, as well as the tendering holder’s representation and warranty to us that:

•	the holder has the full power and authority to tender, sell, assign and transfer the tendered preferred shares (and any and all other shares or other securities issued or issuable in respect of those shares); and

•	when the preferred shares are accepted for payment by us, we will acquire good and unencumbered title to the preferred shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Section 4.	Withdrawal Rights.

Holders that have tendered their preferred shares (including preferred shares represented by ADSs) may withdraw from the tender offer, but they may do so only as described in this section.

Direct Holders of Preferred Shares

Direct holders of preferred shares may withdraw their shares from the tender offer until the beginning of the Auction. If a shareholder holds preferred shares directly, the shareholder or its representative in Brazil must contact the broker that it has instructed to tender preferred shares in the Auction on its behalf in sufficient time to enable the broker to withdraw the order to sell those preferred shares before the beginning of the Auction on the Auction Date and must provide any documentation required by the broker. Any tender of preferred shares will be irrevocable after the beginning of the Auction. If a shareholder wishes to withdraw the tender of its preferred shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its shares receives instructions to withdraw the tender of those preferred shares before that time. Shareholders that wish to withdraw from the tender offer are strongly advised to contact their brokers well before the beginning of the Auction.

Holders of ADSs

If an ADS holder is participating in the tender offer by tendering the preferred shares underlying its ADSs through the receiving agent, an originally signed written notice of withdrawal must be received by the receiving agent no later than the ADS Expiration Time, on the Expiration Date at one of the addresses below.

By Mail: The Bank of New York Tender & Exchange Department P.O. Box 11248 New York, NY 10286-1248	By Hand or Overnight or Courier: The Bank of New York Tender & Exchange Department 101 Barclay Street Receive and Deliver Window, Street Floor New York, NY 10286

Any such notice of withdrawal must:

•	specify the name of the person that tendered the preferred shares to be withdrawn;

•	in the case of a tender by book-entry transfer of the ADSs, specify the name and number of the account at DTC to be credited with the ADSs representing the withdrawn preferred shares and otherwise comply with the procedures of DTC;

•	contain a statement that such holder is withdrawing its election to tender the preferred shares underlying its ADSs;

•	be signed by the holder in the same manner as the original signature on the amended letter of transmittal by which such preferred shares were tendered (including any required signature guarantees); and

•	specify the number of ADSs representing the preferred shares to be withdrawn, if not a number of ADSs representing all of the preferred shares tendered by the holder.

If an ADS holder withdraws the preferred shares underlying its ADSs from the tender offer, the ADRs evidencing those ADSs will be returned promptly after the proper withdrawal of the preferred shares underlying the ADSs or, in the case of a book-entry transfer of ADSs, the ADSs representing the validly withdrawn preferred shares will be credited into the DTC account from which they were transferred. Validly withdrawn preferred shares represented by ADSs may be re-tendered by following the procedures described in “— Section 3 — Procedures for Participating in the Tender Offer” at any time prior to the ADS Expiration Time, on the Expiration Date.

Please note that any ADS holder that wishes to be able to withdraw up until the beginning of the Auction on the Auction Date must surrender its ADSs to The Bank of New York, as ADS depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, allowing sufficient time for the completion of all required steps described in this amended offer to purchase before the Share Expiration Time, on the Expiration Date. See “— Section 3 — Procedures for Participating in the Tender Offer — Holders of ADSs — Direct Participation in the Tender Offer.”

General

In accordance with Section 14(d)(5) of the Exchange Act, a shareholder that has tendered shares may withdraw those shares at any time after 60 days from date hereof if the Auction has not occurred before that date, by communicating its request to withdraw its shares in the manner described above.

Even if we extend the tender offer or we are delayed in accepting, or unable to accept, shares for purchase pursuant to the tender offer for any reason, elections to tender may be withdrawn only as described herein. Any such delay will be made by an extension of the tender offer to the extent required by law. See “— Section 1 — Terms of the Tender Offer and Expiration Date.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

Withdrawals of tendered shares (including preferred shares represented by ADSs) may not be rescinded. Any shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the tender offer. However, holders of preferred shares that have validly withdrawn tendered shares may re-tender those shares at any time before the Share Expiration Time, on the Expiration Date. ADS holders that have validly withdrawn the preferred shares represented by their ADSs from the tender offer may re-tender those preferred shares through the receiving agent at any time before the ADS Expiration Time, on the Expiration Date. See “— Section 3 — Procedures for Participating in the Tender Offer.”

Section 5.	Conditions to the Tender Offer.

The Minimum Condition

This tender offer is conditioned upon the valid tender of at least two-thirds of the outstanding preferred shares held by public shareholders, including preferred shares represented by ADSs, in accordance with the criteria contained in Articles 3(III), 15 and 37 of CVM Instruction no. 361. Any preferred shares held directly by our controlling shareholders (as disclosed on Schedule 1-B hereto) tendered in the tender offer will not be counted for purposes of determining the satisfaction of the Minimum Condition. As such, if the Minimum Condition is satisfied and the other conditions set forth below are either satisfied or waived by us, we will purchase any and all preferred shares tendered in the offer. We will not waive the Minimum Condition.

General

Notwithstanding any other provisions of this amended offer to purchase and in addition to any rights we may have to terminate or modify the terms of the tender offer set forth in the last paragraph of this section, we will not be required to accept for purchase or pay for any preferred shares (including preferred shares represented by ADSs) of TNL, subject to the rules under the Exchange Act and applicable Brazilian laws and regulations, if, at any time on or after the date of this amended offer to purchase and on or before 9:00 a.m., Brasília time, on the Expiration Date, any of the following shall have occurred:

(1)	a change in the business, conditions, income, operations or share ownership of TmarPart, TNL or any of its direct or indirect subsidiaries that is or may be reasonably expected to be materially adverse to TmarPart, TNL or any of its direct or indirect consolidated subsidiaries, or our having become aware of any circumstances that have, or may reasonably be expected to have, a materially adverse effect on either the value of TmarPart, TNL or any of its direct or indirect subsidiaries or the value of the preferred shares to TmarPart or any of its affiliates, and such change or circumstance shall result from any of the following events:

•	the issuance, by any federal, state or local Brazilian or U.S. governmental body of the Executive, Legislative or Judiciary branches, of any decree, order, judgment or act that:

•	questions, restricts or limits our ability to carry out this tender offer for the preferred shares (including preferred shares represented by ADSs) of TNL, to hold ordinary or preferred shares of TNL, to acquire additional ordinary or preferred shares of TNL, or to exercise the rights inherent thereof or to receive distributions thereunder;

•	terminates or amends the terms and conditions of any license, authorization or concession granted for the conduct of the business of TNL or any of its direct or indirect subsidiaries;

•	expropriates, confiscates or limits the free disposal of the assets of TNL or any of its direct or indirect subsidiaries;

•	reduces tariffs or rates for services charged by TNL or any of its direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden TNL or its direct or indirect subsidiaries; or

•	suspends, restricts or limits transactions in the foreign exchange market or the flow of funds into or out of Brazil;

•	the occurrence of war or grave civil or political unrest, whether inside or outside Brazil; or

•	the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event) or any other external factor that causes significant damage to:

•	the infrastructure, the communication systems or the rendering of public services in the states in which TNL or any of its direct or indirect subsidiaries provide services or in other relevant areas of Brazil; or

•	the assets of TNL or any of its direct or indirect subsidiaries in a manner that affects the ordinary course of its business;

(2)	a general suspension of, or a limitation in the trading of, securities in general or of the ordinary or preferred shares of TNL on the BOVESPA or the ADSs of TNL on the NYSE for more than 24 hours;

(3)	a decrease of 20% or more of the closing price on the BOVESPA of TNL’s common shares (TNLP3) since April 10, 2007, the date of the statement of material fact announcing this tender offer, which value was R$66.318;

(4)	the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets, or an increase in tax rates, that adversely affects or impedes the consummation of this tender offer by us; or

(5)	the making of comments by the SEC as to the materials filed in the United States in connection with this tender offer (including the combined Schedule TO and Schedule 13E-3 of which this amended offer to purchase is a part and the exhibits to the combined Schedule TO and Schedule 13E-3) that adversely affect or impede the consummation of this tender offer by us.

This tender offer is not subject to any conditions other than those specified above. With respect to the condition in paragraph (5) above, we would not consider a comment made by the SEC as adversely affecting this tender offer unless it required us to amend this tender offer in a manner that would make it impractical for us to comply with our obligations under applicable Brazilian laws or regulations. The foregoing conditions (other than the Minimum Condition) are solely for the benefit of us and may be asserted by us regardless of the circumstances giving rise to any such condition and may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion. Notwithstanding the previous sentence, unless this tender offer is terminated, all conditions to this tender offer will be either satisfied of waived by us prior to the Expiration Date. If any of the conditions above is triggered, we will publish a statement of material fact in Brazil clarifying whether we will continue this tender offer (if we waive the condition) or whether this tender offer will be cancelled. An English translation of the statement of material fact will be filed with the SEC.

Section 6.	Source and Amount of Funds.

The total amount of funds required to purchase all of the outstanding preferred shares (including preferred shares represented by ADSs) through the tender offer and related shareholder put right, before fees and expenses, is approximately R$11,463,651,000 or US$6,151,677,488.60 based on the Exchange Rate on September 19, 2007.

We intend to use funds drawn from the credit facility described below to acquire, upon the terms and subject to the conditions set forth therein, any and all of the preferred shares of TNL (including preferred shares represented by ADSs) validly tendered and not validly withdrawn pursuant to this tender offer or upon exercise of the shareholder put right, and to cover any related fees and expenses. The tender offer is not conditioned upon the receipt of financing by TmarPart.

The following summary of the material terms of the amended bridge loan facility entered into among TmarPart, as borrower, UBS AG, London Branch, as administrative agent, and various lenders and other agents (collectively, the “Lenders”) (such facility, the “Bridge Loan Facility”), is qualified in its entirety by reference to the Commitment Letter dated as of September 20, 2007 and the exhibits thereto setting forth the terms of the amended definitive financing documentation (such letter, together with such exhibits, the “Financing Letter”) entered into with respect thereto, which will be filed as exhibit (b)(3) to this combined Schedule TO and Schedule 13E-3. The Bridge Loan Facility amends an existing bridge loan facility previously entered into among TmarPart and the Lenders. The following summary may not contain all of the information regarding the Bridge Loan Facility that is important to you, and we encourage you to read the Financing Letter, including the form of amended US$ bridge credit agreement (the “US$ Credit Agreement”).

The aggregate amount of the commitments of the Lenders under the Bridge Loan Facility is R$12,700,000,000 (or the equivalent thereof in U.S. dollars), a portion of which is structured as securities in the form of reais-denominated commercial paper (the “R$ Sub-Facility”) and a portion of which is structured as a loan denominated in U.S. dollars (the “US$ Sub-Facility”). R$1,170,000 of the commitments under the Bridge Loan Facility have been previously utilized to fund the Tmar Tender Offer and debt refinancing activities of TmarPart. A portion of the available funds under the Bridge Loan Facility will be used, to pay the aggregate payments for the outstanding preferred shares validly tendered pursuant to the tender offer, as well as all fees and costs associated with the tender offer, as described below in “The Tender Offer — Section 13 — Fees and Expenses.”

The US$ Sub-Facility will mature two years after the initial funding date of the Bridge Loan Facility, which was July 25, 2007 (the “Initial Closing Date”). The R$ Sub-Facility will mature one year after the Initial Closing Date. In order to extend the maturity of the R$ Sub-Facility one additional year, the Lenders have agreed to purchase new one-year commercial paper matching the same terms as the maturing commercial paper on the original one-year maturity date.

TmarPart is required to repay portions of the Bridge Loan Facility, prior to final maturity, as follows: (1) 17% of the aggregate amount borrowed under the Bridge Loan Facility (or a greater percentage in certain circumstances, depending on the actual amount of borrowings under the Bridge Loan Facility and based on the maximum amount able to be distributed as a dividend from material subsidiaries of TmarPart based on June 30, 2007 financial statements) is required to be repaid on or before the date four months after the initial date of funding for the purchase of the tendered shares (the “Initial TNL Funding Date”) (which amount is required to be paid from cash on hand at TmarPart and its material subsidiaries (including TNL) and not from the proceeds of any debt incurrence or equity offering), (2) another 30% (or less if more than 17% has been paid on the first principal payment date) of the aggregate amount borrowed is required to be repaid on or before the date 12 months after the Initial TNL Funding Date, and (3) another 25% of the aggregate amount borrowed is required to be repaid on or before the date 18 months after the Initial TNL Funding Date.

Loans under the Bridge Loan Facility (the “Loans”) will accrue interest, at a rate equal to the rate on interbank certificates of deposit (certificado de depósito interbancário, “CDI”), in the case of the R$ Sub-Facility, or LIBOR, in the case of the US$ Sub-Facility, in each case plus a margin increasing over time from 0.90% to 2.30%, and based on three-month interest periods (subject to certain exceptions).

The Bridge Loan Facility is secured by (1) a first priority pledge of all shares acquired in the tender offer and the Tmar Tender Offer, including the rights to receive dividends or interest on capital or other cash distributions with respect to the tendered shares and (2) a first priority pledge of the rights of TmarPart to receive dividends or interest on capital or other cash distributions distributed by TNL or Tmar to TmarPart, with respect to shares of such companies owned by TmarPart other than the pledged shares described in clause (1) above, including future acquired shares in such companies.

The Bridge Loan Facility contains certain mandatory prepayment events as a result of material sales of assets, issuances or incurrences of certain indebtedness, and issuances of equity by TmarPart as well as a prepayment from other available funds at TmarPart, subject to certain exceptions.

The Bridge Loan Facility contains certain affirmative and negative covenants relating to TmarPart and, for certain covenants, certain of TmarPart’s material subsidiaries, including the following: delivery of financial statements and other information, delivery of notices of material events, payment of obligations, maintenance of property and insurance, conduct of business and maintenance of existence, compliance with laws, requirement to hedge currency exposure on the Loans, agreement to use best efforts to cause its material subsidiaries to change their regular dividend payment dates to quarterly from semi-annually, agreement to cause to be distributed as a dividend from its material subsidiaries the maximum amount able to be distributed as a dividend based on the June 30, 2007 financial statements, limitations on mergers and sales of assets, limitation on liens, limitation on debt, limitation on restricted payments, limitation on affiliate transactions, limitation on negative pledge clauses and dividend restrictions, limitation on prepayment of other indebtedness, and agreement to consummate the refinancing of the Bridge Loan Facility after closing in certain amounts and under certain conditions, including through debt refinancing activities and the consummation of a public offering of common shares of TmarPart. The Bridge

Loan Facility will contain the following financial covenants for the TmarPart consolidated group: (a) maintenance of a ratio of Indebtedness to Adjusted EBITDA (each to be defined in the Bridge Loan Facility) on a rolling four-quarter basis not to exceed 4.0:1.0 and (b) maintenance of a ratio of Adjusted EBITDA to Interest Expense (each to be defined in the Bridge Loan Facility) on a rolling four-quarter basis of at least 1.75:1.0.

The Bridge Loan Facility will include certain events of default customarily included in this kind of financing, including failure to pay, breach of covenants, breach of representations and warranties, certain bankruptcy events, termination of or failure to comply with the concession, cross-default to other indebtedness, and TmarPart or its material subsidiaries making acquisitions outside the ordinary course of business (other than for certain permitted acquisitions).

The availability of Loans under the Bridge Loan Facility to pay amounts in connection with the tender offer is also subject to the following material conditions:

•	delivery of certain certificates of officers of TmarPart and government officials and opinions of counsel;

•	valid tender of at least two-thirds of shares, including preferred shares represented by ADSs, held by public shareholders as required by the Minimum Condition;

•	the other conditions stated in this amended offer to purchase for consummation of the tender offer (other than payment by TmarPart of the purchase price therefor) shall have been satisfied or waived, subject to approval of certain Lenders in the case of modifications or waivers to such conditions;

•	the accuracy of certain representations and warranties, including with respect to the following: corporate existence and power, corporate and governmental authorization, no conflicts with law or contracts of Bridge Loan Facility or tender offer, enforceability of obligations under loan documents, accuracy of financial information, absence of materially adverse information, compliance with laws, payment of taxes, full disclosure, labor matters, possession of necessary contracts and rights, including intellectual property, solvency, no regulatory restrictions on borrowing, no sovereign immunity, TmarPart not an investment company, and corporate power to consummate tenders; and

•	compliance with all the covenants described above.

The Loans are expected to be repaid from dividends from subsidiaries of TmarPart and from refinancing activities that TmarPart intends to undertake after the initial date of funding of the Bridge Loan Facility for the tender offer, including in part through a public offering of common shares of TmarPart. Those refinancing arrangements, however, have not been finalized.

TmarPart has no alternative financing arrangements. However, the Intermediary is required by Brazilian law (Article 7, paragraph 4, of CVM Instruction 361/02) to guarantee the financial settlement of the tender offer. As such, effective as of the launch of the tender offer, the Intermediary shall be obligated to guarantee the payment of the purchase price on the date of settlement for all shares validly tendered and not validly withdrawn and purchased in the Auction as described herein.

Section 7.	Tax Consequences.

Brazilian Tax Consequences

The following discussion summarizes the material Brazilian tax consequences of the disposition of preferred shares (including preferred shares represented by ADSs) of TNL by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes (for purposes of this subsection “— Brazilian Tax Consequences,” a “non-Brazilian holder”), including a disposition of preferred shares (including preferred shares represented by ADSs) in the tender offer or any exercise of the shareholder put right. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of TNL preferred shares (including preferred shares represented by ADSs) in the tender offer or any exercise of the shareholder put right. This discussion also does not address any tax consequences under the tax laws of any state or locality of Brazil.

According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

Gains realized outside Brazil or in Brazil by a non-Brazilian holder on disposition of preferred shares (including preferred shares represented by ADSs) of TNL may be taxed at 20% or 15%, or be free of Brazilian tax, depending on the circumstances:

•	Gains realized by a non-Brazilian holder through transactions on Brazilian stock exchanges (including the disposition of preferred shares of TNL, or the disposition of preferred shares represented by ADSs, in the tender offer, or any exercise of the shareholder put right) are generally subject to tax at a rate of 15%, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council (“CMN Regulations”) as described in the next paragraph.

•	Gains realized by a non-Brazilian holder under Resolution No. 2,689/00 through transactions on Brazilian stock exchanges (including the disposition of preferred shares of TNL, or the disposition of preferred shares represented by ADSs, in the tender offer or any exercise of the shareholder put right) are not subject to income tax. There can be no assurance that the current preferential treatment for a non-Brazilian holder under CMN Regulations will be maintained.

•	The tax-free treatment for transactions on stock exchanges regulated by the CMN Regulations is not applicable to gains realized by non-Brazilian holders that are resident in a tax haven jurisdiction (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments), and are therefore subject to the same tax treatment applicable to investors residing in Brazil, i.e. gains are taxed at the rate of 20%, in the case of day trade transactions, and 15% in any other case.

The “gain realized” as a result of a transaction on a Brazilian stock exchange is the difference between the amount realized on the sale or exchange of the asset and its acquisition cost, without any correction for inflation.

If the disposition of the preferred shares (including preferred shares represented by ADSs) is subject to income tax in Brazil, this disposition is also subject to the withholding of income tax at a rate of 0.005%. This amount should be eligible for offset against the eventual income tax due on gains. Such withholding of income tax does not apply to day trade transactions.

Other Brazilian Taxes

There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of shares.

A financial transaction tax (“IOF tax”) may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively. The IOF tax may also be levied on transactions involving bonds or securities (“IOF/Títulos tax”) even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/Títulos tax with respect to shares of TNL is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

In addition to the IOF tax, a second, temporary tax applies to the removal of funds from accounts at banks and other financial institutions (“CPMF tax”). Transactions conducted through Brazilian stock exchanges in current accounts specified for stock exchange transactions, however, including the disposition of preferred shares (including preferred shares represented by ADSs) of TNL in the tender offer or any exercise of the shareholder put right, and the related remittance of funds abroad, are exempt from the CPMF tax.

United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the tender offer and any exercise of the shareholder put right with respect to the preferred shares (including preferred shares represented by ADSs). This discussion addresses only beneficial owners of preferred shares of TNL that hold such shares as capital assets. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular holder of preferred shares, including tax considerations that arise from rules of general application to all taxpayers or certain aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, but not limited to, banks or other financial institutions, regulated investment companies, holders that own or are treated as owning 10% or more of any class of stock of TNL, entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, tax-exempt organizations, insurance companies, brokers or dealers in securities or foreign currency, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, and holders that acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address the state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the tender offer or any exercise of the shareholder put right. The discussion below is based upon the provisions of the Code and U.S. Treasury Regulations, rulings and decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. Holders should consult their own tax advisors concerning the tax consequences of the tender offer or exercise of the shareholder put right in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

As used in this subsection “— United States Federal Income Tax Consequences,” the term “U.S. Holder” means a beneficial holder of preferred shares of TNL that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (i) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person, or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

Consequences of the Tender Offer and the Exercise of the Shareholder Put Right

U.S. Holders

The receipt of cash in exchange for preferred shares of TNL pursuant to the tender offer or exercise of the shareholder put right will be a taxable transaction for U.S. federal income tax purposes. Because we believe that TNL is not, and has not been, a passive foreign investment company (a “PFIC”), a U.S. Holder of preferred shares of TNL will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received (net of expenses) and the U.S. Holder’s tax basis in the preferred shares exchanged. Gain or loss must be calculated separately for each block of preferred shares exchanged by the U.S. Holder. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the preferred shares are exchanged are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

The amount of any cash paid to a U.S. Holder (pursuant to the tender offer or exercise of the shareholder put right) in Brazilian reais will equal the U.S. dollar value of the Brazilian reais received, calculated by reference to the exchange rate in effect on the date the cash is received by the U.S. Holder (or the depositary, in the case of ADSs) regardless of whether the Brazilian reais are converted into U.S. dollars. If the Brazilian reais received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Brazilian reais equal to their U.S. dollar value on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss.

Non-U.S. Holders

A non-U.S. Holder means a beneficial holder of TNL preferred shares that is not a U.S. Holder and that is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Any gain recognized by a non-U.S. holder on the exchange of preferred shares pursuant to the tender offer or exercise of the shareholder put right will generally not be subject to U.S. federal income tax, unless (1) the gain is effectively connected with the conduct by that non-U.S. Holder of a trade or business within the United States (or, if certain income tax treaties apply, is attributable to a U.S. permanent establishment); or (2) in the case of an individual, the non-U.S. holder has been present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are satisfied.

Foreign Tax Credits

Brazilian taxes that may be imposed on a U.S. Holder upon the receipt of cash in exchange for preferred shares of TNL pursuant to the tender offer or exercise of the shareholder put right will generally be treated as foreign income taxes eligible for credit against a U.S. Holder’s federal income tax liability or for deduction in computing such U.S. Holder’s taxable income. Any gain or loss generated by the sale of the preferred shares by a U.S. Holder will generally be treated as U.S. source gain or loss. Accordingly, a U.S. Holder may not be able to use the foreign tax credit arising from any Brazilian tax imposed on the disposition of the preferred shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources in the appropriate income category. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult with their own tax advisors with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations in light of their particular situations.

Any tax paid by a U.S. Holder that is not eligible for a credit or deduction will be treated as a reduction in the amount of cash received by the U.S. Holder on the exchange of the preferred shares and will generally reduce the amount of gain (if any) recognized by the U.S. Holder.

U.S. Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the cash payments received pursuant to the tender offer or exercise of the shareholder put right that are paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number and make any other required certification or otherwise establish an exemption. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability so long as the required information is provided to the IRS.

Backup withholding and information reporting will not generally apply to the cash payments made pursuant to the tender offer or exercise of the shareholder put right that are received by a non-U.S. Holder if such holder certified under penalties of perjury that such holder is a non-U.S. person for U.S. federal income tax purposes.

Section 8.	Accounting Treatment of the Tender Offer.

We believe that the accounting treatment of the tender offer is not material. The purchase of shares by us in the tender offer will have no effect on the financial statements of TNL. For TmarPart, the financial statements of which are not material to you for the reasons stated in this amended offer to purchase, the acquisition of preferred shares by us in the tender offer will be accounted for as a purchase.

Section 9.	Certain Information About the Preferred Shares and ADSs.

The principal market on which the preferred shares of TNL are traded is the BOVESPA, where it is listed under the ticker symbol “TNLP4.” ADSs representing preferred shares of TNL are traded on the NYSE under the ticker symbol “TNE.” Each ADS represents one preferred share of TNL. As of September 19, 2007, there 254,747,800 preferred shares (including preferred shares underlying ADSs) and approximately 131,970,186 ADSs issued and outstanding.

The following table sets forth, for the calendar quarters indicated, the low and high sales prices for preferred shares and for ADSs.

	Preferred Shares*		ADSs*
	High	Low	High	Low
	(reais)		(US$)

2005
1st Quarter	37.93	30.60	17.10	13.60
2nd Quarter	35.74	31.47	16.65	14.15
3rd Quarter	35.22	31.10	16.53	14.21
4th Quarter	40.16	33.00	19.74	15.52
2006
1st Quarter	38.85	33.39	19.24	16.22
2nd Quarter	37.95	25.52	18.83	11.65
3rd Quarter	30.04	25.89	14.53	11.93
4th Quarter	33.29	29.98	15.77	14.21
2007
1st Quarter	31.11	25.74	14.61	12.30
2nd Quarter	38.40	28.49	19.78	14.02
3rd Quarter (through September 19)	43.95	37.10	23.00	19.31

*	Note: closing prices adjusted for corporate actions

On September 19, 2007, the last reported closing price of the preferred shares on the BOVESPA was R$40.60 per preferred share. Holders are urged to obtain a current market quotation for the preferred shares.

TNL’s preferred shares have priority over its ordinary shares in the distribution of dividends. Holders of TNL’s preferred shares may acquire voting rights if TNL fails to pay minimum statutory dividends for three consecutive years. At each of TNL’s ordinary shareholders’ meetings, the shareholders approve, based on a proposal from its Board of Directors, the allocation of net income for the preceding fiscal year, subject to (i) a 5% legal reserve, not to exceed 20% of the paid-in capital, and (ii) 25% of adjusted net income as provided for under Brazilian corporate law. TNL’s bylaws provide for a minimum non-cumulative dividend to preferred shares equal to the greater of (i) 6.0% per year of the value of its total share capital divided by the total number of shares or (ii) 3.0% per year of the book value of TNL’s shareholders’ equity divided by its total number of shares. TNL paid dividends of R$785 million and R$330 million for the years 2005 and 2006, respectively. Because TNL generates significant cash flow, TNL does not believe there is any restriction on its ability to pay dividends in the coming years.

Section 10.	Certain Information About TNL.

TNL is the leading telecommunications services provider in Region I of Brazil, offering an integrated communications product portfolio that includes traditional fixed-line, mobile, broadband, ISP, and other services to residences, consumers, small, midsize and large business users and government bodies.

TNL is a listed corporation (sociedade anônima) duly organized under the laws of the Federative Republic of Brazil. Its principal executive offices are located at Rua Humberto de Campos 425, 8° andar, Rio de Janeiro, RJ, Brazil 22430-190. The main telephone number of TNL is +55 21 3131-1208.

As of September 19, 2007, the capital stock of TNL comprised of 127,373,900 common shares and 254,747,800 preferred shares (including preferred shares represented by ADSs and excluding treasury shares), all with no par value.

Unaudited Pro Forma Financial Information

As noted above, see “The Tender Offer — Section 6 — Source and Amount of Funds”, the tender offer financing requires TmarPart to repay 17% of the aggregate amount borrowed (or a greater percentage in certain circumstances), on or before the date four months after the date of borrowing to fund the tender offer. This amount is required to be paid from cash on hand and not from the proceeds of any debt incurrence of equity offering. TmarPart intends to fund this amortization payment through a dividend by TNL. The unaudited pro forma financial information presented below represents TNL’s unaudited pro forma balance sheet and unaudited pro forma income statement after giving effect to the payment of such dividend by TNL as if such dividend occurred on December 31, 2006 for balance sheet purposes and on January 1, 2006 for income statement purposes.

The payment of the dividend is based on the assumption that the tender offer is successfully completed, and will not be paid if the Minimum Condition is not satisfied. Further, it is assumed the amortization payment related to TmarPart’s Bridge Loan Facility (see Section 6 — Source and Amount of Funds), due four months from the date of borrowing under the Bridge Loan Facility to fund the tender offer, is to be funded by TmarPart entirely with such dividend. The amount of the dividend to be paid by TNL, considering the assumption described above, will be R$3,387,492. The dividend amount is the maximum amount available for distribution based on the limit prescribed by Brazilian corporate law.

The unaudited pro forma balance sheet is based on information available to us as of the date of this amended offer to purchase and certain assumptions that we believe are reasonable. The unaudited pro forma balance sheet and unaudited pro forma income statement have been presented for comparative purposes and are not intended to provide any indication of what TNL’s actual financial position or results of operations would have been had the dividend been completed on the dates indicated.

The following information should be read in conjunction with TNL’s Annual Report on Form 20-F which is incorporated by reference hereto, including TNL’s consolidated financial statements and the related notes thereto.

TELE NORTE LESTE PARTICIPAÇÕES S.A.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET UNDER US GAAP

	At December 31, 2006
(In thousands of Reais)	Historical	Adjustments	Pro Forma

ASSETS
Current assets	10,543,685	(3,387,492)	7,156,193
Long-term assets	3,145,977	—	3,145,977
Investments	20,586	—	20,586
Property, plant & equipment	11,914,191	—	11,914,191
Intangible assets	1,906,621	—	1,906,621

Total assets	27,531,060	(3,387,492)	24,143,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	6,385,855		6,385,855
Long-term liabilities	10,910,816	—	10,910,816
Deferred income	12,902	—	12,902
Minority interests	2,017,135	—	2,017,135
Stockholders’ equity	8,204,352	(3,387,492)	4,816,860

Total liabilities and stockholders’ equity	27,531,060	(3,387,492)	24,143,568

TNL on a stand-alone (parent company) basis depends on a dividend distribution of its subsidiary Tmar in order to be able to pay dividends to TmarPart that will fund the amortization of the Bridge Loan Facility. Therefore, the amount of R$3,387,492 has been considered as the amount of declared dividends (pro forma adjustment) based on TNL’s consolidated balance sheet, of which (assuming 100% of preferred shares (including preferred shares represented by ADSs) are validly tendered pursuant to the tender offer) R$896,696 will be paid to minority shareholders (third parties) of both Tmar and TNL and R$2,490,796 will be paid to TmarPart and used by it for the Bridge Loan Facility amortization.

TELE NORTE LESTE PARTICIPAÇÕES S.A.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA INCOME STATEMENT UNDER US GAAP
(In thousands of Reais)

	Year ended December 31, 2006
	Actual	Adjustments	Pro Forma

Net operating revenue	16,801,492	—	16,801,492
Cost of services rendered and goods sold	(9,233,228)	—	(9,233,228)

Gross profit	7,568,264	—	7,568,264
Operating expenses:	(4,314,039)	—	(4,314,039)

Operating income	3,254,233	—	3,254,233
Interest expense, net	(1,204,882)	(406,499)	(1,611,381)

Income before tax and minority interests	2,049,351	(406,499)	1,642,852
Income tax and social contribution	(582,673)	138,210	(444,463)
Minority interests	(265,802)	48,560	(217,242)

Net income	1,200,876	(219,729)	981,147
Other comprehensive income, net	95,536	—	95,536

Comprehensive income	1,296,412	(219,729)	1,076,683
Comprehensive income applicable to common stock	432,138	(73,243)	358,895
Comprehensive income applicable to preferred stock	864,274	(146,486)	717,788
Comprehensive income per share:
Common stock — Basic	3.39	(0.58)	2.82
Weighted average common shares outstanding	127,374	127,374	127,374
Common stock — Diluted	3.39	(0.58)	2.82
Weighted average common shares outstanding	127,374	127,374	127,374
Preferred stock — Basic	3.40	(0.58)	2.82
Weighted average common shares outstanding	254,747	254,747	254,747
Preferred stock — Diluted	3.39	(0.57)	2.81
Weighted average common shares outstanding	255,103	255,103	255,103

For income statement purposes the pro forma adjustment considered the dividend as having been paid on January 1, 2006. Therefore, the pro forma adjustment reflects the reduction in financial income for the year ended December 31, 2006 arising from the reduction of TNL’s cash equivalents and marketable securities as a result of the dividend.

The adjustment was calculated based on a yield of 12% per year which was TNL’s average yield for its financial investments for the year ended December 31, 2006, less the related income tax and minority interest. The table below demonstrates the impact on the pro forma adjustment as a result of an increase or decrease of 1/8 of a percentage point on the rate considered for the pro forma adjustment:

Average rate, per year	12%	11.875%	12.125%

Interest expense, net	(406,499)	(402,265)	(410,733)

Income tax and social contribution	138,210	136,770	139,649
Minority interests	48,560	48,055	49,066

Incorporation by Reference

The rules of the SEC allow TmarPart to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference the following document:

SEC Filings	Period or Date Filed

Annual Report on Form 20-F	Year ended December 31, 2006
Form 6-K	Filed July 5, 2007
Form 6-K	Filed August 30, 2007

You can obtain any document incorporated by reference in this document from TmarPart or from the SEC’s website as described below. Documents incorporated by reference are available from TmarPart without charge, excluding any exhibits to those documents at TmarPart’s address, care of TNL at Rua Humberto de Campos 425, 8° andar, Rio de Janeiro, RJ, Brazil 22430-190, +55 21 3131-1208. Please be sure to include your complete name and address with your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Where You Can Find More Information About TNL

TNL is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

TNL files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. TNL publishes a variety of information of interest to the holders of common shares, preferred shares and ADSs on its Internet site at http://www.telemar.com.br/.

Section 11.	Certain Information About TmarPart.

TmarPart is a sociedade anônima formed under the laws of the Federative Republic of Brazil. TmarPart is a holding company whose primary asset is its equity interest in TNL and Contax Participações S.A. TmarPart’s principal executive offices are located at Praia de Botafogo 300, 11° andar, sala 1101 (parte), 22250-040 — Rio de Janeiro, RJ, Brazil and its main telephone number is +55 21 3873-9000.

We believe that TmarPart’s financial condition is not material to a decision by a holder of preferred shares or ADSs whether to tender preferred shares (including preferred shares represented by ADSs) in the tender offer because (a) the offer is being made for all outstanding preferred shares, (b) the offer is solely for cash and (c) the offer is not subject to any financing condition.

Directors and Executive Officers of TmarPart

The name, business address and telephone number and business experience of the directors and executive officers of TmarPart are set forth in Schedule 1-A hereto.

Shareholders of TmarPart

The following table sets forth information concerning the ownership of the common voting stock of TmarPart as of December 31, 2006.

		Percentage of
	Number of Common	Outstanding
TmarPart Shareholders	Shares Owned	Common Shares

BNDES Participações S.A. — BNDESPar	858,225,280	25.000
Fiago Participações S.A.	683,147,324	19.900
Lexpart Participações S.A.	352,730,590	10.275
Asseca Participações S.A.	352,730,590	10.275
L.F. Tel S.A.	352,730,590	10.275
AG Telecom Participações S.A.	352,730,590	10.275
Alutrens Participações S.A.	343,290,112	10.000
Fundação Atlântico de Seguridade Social	137,316,044	4.000

Total	3,432,901,120	100.000

The business address, telephone number and a business description of our controlling shareholders, including their directors and officers, are set forth in Schedule 1-B hereto.

Where You Can Find More Information About TmarPart

TmarPart is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Legal Proceedings

During the last five years, we have not and to our knowledge, none of the persons or entities listed on Schedule 1 hereto has, been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Section 12.	Certain Legal and Regulatory Matters.

General

We are not aware of (1) any license or other regulatory permit that appears to be material to the business of TmarPart or any of its subsidiaries, including TNL, that might be adversely affected by the purchase of preferred shares (including preferred shares represented by ADSs) by us in the tender offer or (2) any approval or other action by any domestic (federal or state) or foreign governmental authority that would be required before the purchase of preferred shares (including preferred shares represented by ADSs) by us in the tender offer. Should any such approval or other action be required, it is our present intention to seek that approval or action. We do not currently intend, however, to delay the purchase of preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer pending the outcome of any such action or the receipt of any such approval. However, we may be required to delay the acceptance for payment of or payment for shares tendered in the tender offer until the outcome of that process, if necessary, is known. Any such approval or other action, if needed, might not be obtained or might be obtained only with substantial cost or conditions, and adverse consequences might result to the business of TmarPart, TNL or their respective subsidiaries.

Antitrust

The purchase of the preferred shares (including preferred shares represented by ADSs) by us pursuant to the tender offer is not subject to the approval of the Brazilian or U.S. antitrust authorities.

“Going Private” Transactions

Because TmarPart is an affiliate of TNL, the tender offer constitutes a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning TNL and certain information relating to the fairness of the tender offer price be filed with the SEC. TmarPart has provided such information in this amended offer to purchase and in the combined Schedule TO and Schedule 13E-3, together with the exhibits thereto, filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

Registering Under Resolution No. 2,689/00

The right to convert dividend payments and proceeds from the sale of Brazilian securities into foreign currency and to remit those amounts outside Brazil is subject to restrictions under foreign investment regulations, which generally require, among other things, the electronic registration of the relevant investment with the Central Bank. The Bank of New York, as ADS depositary, holds an electronic registration for the preferred shares underlying the ADSs of TNL.

Any ADS holder that wishes to participate directly in the tender offer, as described in Section 3 — “Procedures for Participating in the Tender Offer — Holders of ADSs — Direct Participation in the Tender Offer,” rather than tender preferred shares underlying ADSs through the receiving agent, must withdraw the preferred shares it wishes to tender from TNL’s ADS program. That holder must then obtain its own electronic registration by registering its investment in the preferred shares as a foreign portfolio investment under Resolution 2,689/00, as amended, of the CMN.

Under Resolution No. 2,689/00, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. Nevertheless, trading of securities is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the CVM.

A foreign portfolio investor under Resolution No. 2,689/00 must:

•	appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the CVM. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689/00 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM.

If a holder of ADSs wishes to withdraw the preferred shares underlying those ADSs and convert its investment into a foreign portfolio investment under Resolution No. 2,689/00, it should begin the process of obtaining its own foreign investor registration in advance of surrendering the ADSs to The Bank of New York, as ADS depositary, and withdrawing the preferred shares from the ADS program. If the holder of ADSs does not timely complete this process, the custodian for the depositary will neither effect the exchange nor deliver the preferred shares underlying the ADSs, and will instruct the depositary to cancel the exchange and return the ADSs to the holder.

Section 13.	Fees and Expenses.

We have retained Rothschild to prepare a valuation report and act as financial advisor in connection with the tender offer. Upon delivery of the valuation report, we paid Rothschild a fee of US$500,000 for the preparation of its valuation report. Rothschild will also receive fees for its financial advisory services, a significant portion of which is subject to consummation of the tender offer. Upon successful completion of the tender offer, Rothschild will receive US$6,250,000 (less the US$500,000 paid on delivery of the valuation report). If 80% or more preferred shares (including preferred shares represented by ADSs) tender in the tender offer, Rothschild will receive an additional US$750,000. Regardless of consummation, Rothschild will receive US$150,000 for its financial advisory services.

TmarPart also agreed to reimburse Rothschild for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Rothschild and its affiliates against specific liabilities and expenses arising out of its engagement. Rothschild has provided in the past, and may continue to provide from time to time, investment banking advice and financial advisory services to Rothschild and its affiliates (including TNL). Rothschild and its affiliates have received and will receive customary fees for such services.

We have retained UBS Pactual Corretora de Títulos e Valores Mobiliários S.A. as the Brazilian intermediary institution, The Bank of New York as the receiving agent, and The Altman Group, as the U.S. information agent in connection with the tender offer. Each of these entities will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the tender offer.

The U.S. information agent may contact holders of preferred shares and ADSs by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the tender offer materials to beneficial holders of preferred shares and ADSs to the extent permitted by applicable law.

The following is an estimate of the fees and expenses to be incurred by us, a portion of which is contingent upon completion of the tender offer, as described above:

Filing Fees	US$	184,075.57
Receiving Agent, Intermediary Agent and Information Agent Fees		78,000.00
Financial Advisory and Valuation Report Fees		7,150,000.00
Legal Fees		1,836,305.00
Printing, Mailing and Miscellaneous Fees and Expenses		135,000.00

Total	US$	9,383,380.57

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

TNL will not pay any of the fees and expenses to be incurred by us.

Section 14.	Miscellaneous.

Although the tender offer is open to all holders of preferred shares (including preferred shares represented by ADSs) of TNL, this offering document is intended solely for holders of preferred shares of TNL that are U.S. residents and holders of ADSs representing preferred shares of TNL. Separate offering materials in Portuguese for holders of preferred shares that are not U.S. residents were published concurrently in Brazil, as required by Brazilian law. We are not aware of any jurisdiction where the making of the tender offer or the election to tender preferred shares (including preferred shares represented by ADSs) in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the tender offer or the election to tender preferred shares (including preferred shares represented by ADSs) in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the tender offer will not be made to (nor will elections to tender shares be accepted from or on behalf of) the holders of preferred shares (including preferred shares represented by ADSs) in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this amended offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a combined Schedule TO and Schedule 13e-3, together with exhibits, furnishing certain additional information with respect to the tender offer. You may read and copy the combined Schedule TO and Schedule 13E-3 and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information incorporated by reference or provided in this amended offer to purchase or any supplement to this amended offer to purchase. We have not authorized anyone to provide you with different information. The date of this amended offer to purchase is September 21, 2007. You should not assume that the information in this amended offer to purchase is accurate as of any date other than that date, regardless of the time such amended offer to purchase is made available to you.

TELEMAR PARTICIPAÇÕES S.A.

Dated: September 21, 2007

SCHEDULE 1

INFORMATION ABOUT THE DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING
SHAREHOLDERS OF TMARPART

A. Directors and Executive Officers of TmarPart

Set forth below are the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of TmarPart. The current business address of each person is Praia de Botafogo 300, 11° andar, sala 1101 (parte), 22250-040 — Rio de Janeiro, RJ, Brazil, and the business telephone number of each person is +55 21 3873-9000 except where otherwise indicated below. Each person listed below is a citizen of the Federative Republic of Brazil. Each position set forth below an individual’s name refers to a position at TmarPart. Also disclosed is each individuals ownership of shares of either common or preferred shares of TNL.

Directors of TmarPart

		Share Ownership in TNL
Name	Business Experience	Common	Preferred

Fersen Lamas Lambranho, Chairman	Mr. Lambranho has served as a member of TmarPart’s Board of Directors since August 1999 and has previously served on TmarPart’s Board of Executive Officers. Also in August 1999, he was elected as an alternate to TNL’s Board of Directors and has been serving as a regular member since August 2001, including as Chairman. He is also partner of GP Investmentos S.C. Ltda. and a member of the boards of directors of several companies, such as Playcenter S.A., ABC Supermercados S.A. and Lojas Americanas S.A. Before joining the executive board of TmarPart in August 1999, he served in different positions at Lojas Americanas S.A. since 1986 and acted as CEO of that company from 1996 to 1998. He holds a B.Sc. in Engineering from Universidade Federal do Rio de Janeiro - UFRJ and an MBA from Coppead (Instituto de Pós Graduação e Administração de Empresas da UFRJ) and completed an Owner’s President Management Program — OPM at Harvard Business School.	0	0

		Share Ownership in TNL
Name	Business Experience	Common	Preferred

Otavio Marques de Azevedo, Director	Mr. Marques de Azevedo has served as a member of TmarPart’s Board of Directors since April 2005. He has also served as the Chairman of TNL’s Board of Directors from October 2003 to November 2004. Mr. Azevedo is an electrical engineer with extensive experience in the Brazilian telecommunications industry. He served as TNL’s Executive Vice President from August 1998 to February 1999 and was responsible for the implementation of TNL’s first business plan. In February 1999, he was elected chairman of Anatel’s consulting board, a position he held from February 2001 to February 2002. He is also the CEO of AG Telecom Participações. Mr. Azevedo was the Vice President of Telebrás from 1991 to 1993. Mr. Azevedo holds a bachelor’s degree in Engineering from Pontifícia Universidade Católica de Minas Gerais.	15	2

Carlos Francisco Ribeiro Jereissati, Director	Mr. Jereissati has served as a member of the Boards of Directors of both TNL and TmarPart since 1998 and as the Chairman of the Board of Directors of TNL from August 1998 to August 2000 and again from November 1, 2002 to October 29, 2003. He also served as chairman of the Board of Directors of TmarPart from August 1998 to September 2000 and from November 2002 to April 2003. Since 1970, Mr. Jereissati serves as Chief Executive Officer of the Jereissati Group, which includes several companies, such as Iguatemi Empresa de Shopping Centers S.A. and La Fonte Telecom S.A. He served as member of the Board of Directors of the Bovespa, as Vice Chairman of the Board of Directors of Companhia Vidracaria Santa Marina (Saint Gobain Group), as President of the Executive Council of the Brazilian Association of Shopping Malls (Abrasce), and as member of the Consultant Council of the São Paulo State Union of Real Estate Companies (Secovi). He holds a degree in Economics from Mackenzie University of São Paulo.	1	0

		Share Ownership in TNL
Name	Business Experience	Common	Preferred

Eduardo Klingelhoefer de Sá, Director	Mr. Klingelhoefer de Sá has served as a member of the Board of Directors of TmarPart since April 13, 2007. He works in BNDES since 1985, where he held several positions at operational areas. He worked during nine years with financial projects for industrial area and structuralized operations of risk capital during ten years, in the asset management area. He structured 17 funds of Private Equity and Emergent Companies, with participation in the investments’ committees of some of these funds. Graduated in Mechanics Engineering at the Federal University of Rio De Janeiro - UFRJ with master degree in Economy from UFRJ and MBA from University of Warwick in England.	2	1

Jairo Klepacz, Director	Mr. Klepacz has served as a member of the Board of Directors of TmarPart since April, 2006. He works as Secretary of Industrial Technology of the Ministry of Development, Industry and Foreign Trade since September, 2005. He was President of several Technology of Information and Telecommunication Companies - Terremark do Brasil was the last one and he worked there from 1987 to 2005. Assessor of the Minister of Communications from 1979 the 1986. He worked from 1976 to 1979 at São Paulo Stock Exchange as Marketing Director. He holds a degree in Social Communication at FMU Faculdades Metropolitanas Unidas - São Paulo - 1975, with specialization in Marketing from Harvard Business School.	0	0

Executive Officers of TmarPart

		Share Ownership
		in TNL
Name	Business Experience	Common	Preferred

Fabio Schvartsman, CEO and Investor Relations Officer	Mr. Schvartsman has served as a member of the executive board of Telemar Participações since March 22, 2007. Worked from June 1985 to February 2007 at Ultrapar Participações S.A., where he held several positions such as CFO and Investor Relations Director, Planning Director and Financial Superintendent. Previously, from 1977 to 1985, he had worked at Duratex S.A., being in charge of several positions in the financial area. Since February 26, 2007 he also serves as a member of the board of Gafisa. Received a degree in production engineering from the Escola Politécnica at the University of São Paulo (USP) and a master’s degree in business administration from the Business School, at the Getulio Vargas Foundation (FGV), São Paulo, in 1979.	0	0

		Share Ownership
		in TNL
Name	Business Experience	Common	Preferred

Celso Fernandez Quintella, Officer	Mr. Quintella was elected as an alternate member of the Board of Directors of the Company on August 2, 1999, and an official member on April 30, 2001 and an official member again on October 29, 2003, ratified on March 1, 2004. Mr. Quintella is a member of the Board of Executive Officers of Construtora Andrade Gutierrez S.A. since 1991 and of Telemar Participações S.A. since August 1999. Member of the Board of Directors of Companhia Eletromecânica Celma from 1991 to 1996. Member of the Board of Directors of Flexibrás Tubos Flexíveis Ltda, from 1986 to 1989 and President of Flexibrás Tubos Flexíveis Ltda from 1989 to 1991. Member of the Board of Directors of Brastech Services Técnicos de Petróleo S.A. from 1976 to 1989 and President of Brastech Services Técnicos de Petróleo S.A. from 1989 to 1991. Mr. Quintella has bachelor’s degree in Mechanical Engineering from Escola de Engenharia da UFRJ in 1966 and OPM-86 from Harvard Business School.	1	1

Carlos Francisco Ribeiro Jereissati, Officer	Mr. Jereissati has served as a member of the Boards of Directors of both TNL and TmarPart since 1998 and as the Chairman of the Board of Directors of TNL from August 1998 to August 2000 and again from November 1, 2002 to October 29, 2003. He also served as chairman of the Board of Directors of TmarPart from August 1998 to September 2000 and from November 2002 to April 2003. Since 1970, Mr. Jereissati serves as Chief Executive Officer of the Jereissati Group, which includes several companies, such as Iguatemi Empresa de Shopping Centers S.A. and La Fonte Telecom S.A. He served as member of the Board of Directors of the Bovespa, as Vice Chairman of the Board of Directors of Companhia Vidracaria Santa Marina (Saint Gobain Group), as President of the Executive Council of the Brazilian Association of Shopping Malls (Abrasce), and as member of the Consultant Council of the São Paulo State Union of Real Estate Companies (Secovi). He holds a degree in Economics from Mackenzie University of São Paulo.	1	0

		Share Ownership
		in TNL
Name	Business Experience	Common	Preferred

José Augusto da Gama Figueira, Officer	Elected alternate on TNL’s Board of Directors from April 30, 2003 to March 1, 2004, when he was appointed as a member of TNL’s Board of Directors. He has also served as a member of the Board of Directors of Tmar since May 22, 2002, president of Instituto Telemar since August 2001, and as one of our officers since June 1999. He served as an officer of Pegasus Telecom, a company of the Andrade Gutierrez group, from July 1997 to August 1999, and a member of the fiscal council of Telest, Telepisa and Teleamazon from April to December 1999. He holds a degree in Electric Engineering (1972) from Universidade do Estado do Rio de Janeiro, and a graduate certificate in business administration from Fundação Getúlio Vargas (1996-1997).	1	0

B.  Controlling Shareholders of TmarPart

Set forth below are the name, business address, telephone number and brief description of the controlling shareholders of TmarPart, including the directors and executive officers thereof. Each is a company incorporated under the laws of the Federative Republic of Brazil. Also disclosed is each controlling shareholder’s ownership of shares of either common or preferred shares of TNL.

		Share Ownership
		in TNL
Name	Business Description	Common	Preferred

BNDES PARTICIPAÇÕES S.A. — BNDESPar	BNDES PARTICIPAÇÕES S.A. — BNDESPar, located at Avenida Chile 100, 22nd floor, Rio de Janeiro — RJ 20031-917, Brazil, telephone +55 21 2172-7231, is a subsidiary of the BNDES, a federal economic and social development bank linked to the Brazilian Ministry of Development, Industry and External Trade which is dedicated to offering long-term financing to entrepreneurial activities that may contribute to the development of the country. BNDESPar is dedicated to strengthening the capital structure of private companies and developing the capital market pursuant to the operational priorities and policies established for the BNDES system.	774,835	5,626,763

		Share Ownership
		in TNL
Name	Business Description	Common	Preferred

	Directors of BNDESPar. Mr. Miguel João Jorge Filho is the chairman of the board of directors of BNDESPar, he has been part of the board of directors since July, 2007. Mr. Luciano Galvao Coutinho is the Chief Executive Officer and the Vice-Chairman of the board of directors of BNDESPar, he joined BNDESPar in 2007. Mr. Luiz Marinho is a director of BNDESPar, he has been part of the board of directors since August, 2007. Mr. Ivan João Guimarães Ramalho is a director of BNDESPar, he has been part of the board of directors since August, 2007. Ms. Clara Levin Ant is a director of BNDESPar, she has been part of the board of directors since May, 2006. Mr. Roberto Teixeira da Costa is a director of BNDESPar, he has been part of the board of directors since May, 2006.

	Executive Officers of BNDESPar. Mr. Armando Mariante Carvalho is an Executive Officer of BNDESPar, he assumed the BNDESPar Vice-Presidency in April, 2006. Mr. João Carlos Ferraz is an Executive Officer of BNDESPar, he joined BNDESPar in June, 2007. Mr. Eduardo Rath Fingerl is an Executive Officer of BNDESPar, he joined BNDESPar in 1976. Mr. Elvio Lima Gaspar is an Executive Officer of BNDESPar, he joined BNDESPar in 2004. Mr. Mauricio Borges Lemos is an Executive Officer of BNDESPar, he joined BNDESPar in 2003. Mr. Wagner Bittencourt de Oliveira is an Executive Officer of BNDESPar, he joined BNDES in July, 1975.

ASSECA PARTICIPAÇÕES S.A.	ASSECA PARTICIPAÇÕES S.A., located at Av. Brigadeiro Faria Lima, 3900 — 7° andar, CEP 04538-132, São Paulo, SP, Brazil, telephone +55 11 3556-5505, is a company controlled by GP Investments and the Macal group. GP Investments is the largest private equity company in Brazil, holding shares and investments in various economic sectors. The Macal group holds shares in several companies, principally in the telecommunications area, including Mcom Mobile S.A. (trunking and radio services) and Shoptime S.A. (TV channel for sales).	0	0

		Share Ownership
		in TNL
Name	Business Description	Common	Preferred

	Executive Officers of Asseca. Mr. Antonio Carlos Bonchristiano is the Chief Executive Officer of Asseca Participações S.A. He joined GP group in 1993. Mr. Fersen Lamas Lambranho is an officer of Asseca Participações S.A. and the Chairman of the Board of Directors of TmarPart, see “ — Directors of TmarPart”. Mr. Marcelo Cunha Ribeiro is an officer of Asseca Participações S.A. He joined Asseca in 2007. Mr. Ribeiro also serves as a member of the board of directors of Hopi Hari, and as alternate board member of TNL. Mr. Marcos Flud Giácomo is an officer of Asseca Participações S.A. He joined Asseca in 2007.

L.F. TEL S.A	L.F. TEL S.A, located at Avenida. Dr. Chucri Zaidan No. 920, 16° floor, São Paulo, SP, Brazil, telephone +55 11 3048-7270, is a subsidiary of La Fonte Telecom S.A., a holding company that is part of the Jereissati Group. The Jereissati Group has investments in the commercial real estate sector in Brazil. It partially owns and manages nine shopping malls in the Southern and Southeastern regions of the country. In 1997, the group entered the telecommunications sector by acquiring a small stake in the broadband telephone mobile operators Americel and Telet, which were sold in 2001.	0	0

	Directors of L.F. Tel. Mr. Carlos Francisco Ribeiro Jereissati is the Chief Executive Officer and a director of L.F. Tel S.A. and is also a director and officer of TmarPart. See “— Directors of TmarPart”. Mr. Joilson Rodrigues Ferreira is a director of L.F. Tel S.A. He has been part of the board of directors since 2004. Mr. Sidnei Nunes is a director of L.F. Tel S.A. He has been part of the board of directors since 2005. He also holds a position as Managing Director of Grande Moinho Cearense S.A.

	Executive Officers of L.F. Tel. Mr. Pedro Jereissati is an Executive Officer of LF Tel S.A. He joined L.F. Tel in 2006. He has been a director of Iguatemi Empresa de Shopping Centers S.A. since January, 2007 and Investor Relations Officer and Chief Financial Officer since 2005. He is currently an alternate member of the boards of directors of TmarPart, Tmar, and Contax and officer of Instituto Telemar. Mr. Sérgio Bernstein is an Executive Officer of L.F. Tel S.A. He joined L.F. Tel in 2006. Mr. Alexandre Jereissati Legey is the Investor Relations Officer of L.F. Tel S.A. He joined L.F. Tel in 2000.

		Share Ownership
		in TNL
Name	Business Description	Common	Preferred

AG TELECOM PARTICIPAÇÕES S.A.	AG TELECOM PARTICIPAÇÕES S.A., located at Praia de Botafogo 300, 4th floor, Rio de Janeiro — RJ 22250-040, Brazil, telephone +55-27-2211 8005, is a subsidiary of Andrade Gutierrez S.A. responsible for managing the telecommunications business of the Andrade Gutierrez Group. The conglomerate develops its activities focused on three core businesses: (a) engineer work in Brazil and abroad; (b) public concessions in Brazil, primarily highways and water treatment; and (c) telecommunications in Brazil.	0	0

	Executive Officers of AG Telecom. Mr. Luiz Otávio Mourão is an Executive Officer of AG Telecom Participações S.A. He joined AG in 1976 and, since then he has also been Chief Legal Officer of Andrade Gutierrez S.A. Mr. Celso Fernandez Quintella has been an Executive Officer and Board Member of Andrade Gutierrez S.A. since 1991 and Executive Officer of AG Telecom Participações S.A. since 2005. Mr. Quintella is also an officer of TmarPart. See “ — Executive Officers of TmarPart”.

Any questions or requests for assistance or additional copies of this amended offer to purchase may be directed to the U.S. information agent listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The U.S. information agent
for the tender offer is:

1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
U.S.A.
In the United States, call: 800.398.2816 (toll-free)
Outside the United States, call: +201.806.2234 (collect)

ADSs validly tendered prior to the date hereof and not validly withdrawn will constitute valid tenders pursuant to this amended offer to purchase and the amended letter of transmittal. ADS holders are not required to take any further action with respect to such tendered ADSs in order to receive the offer price of R$45.00 per preferred share.